UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________________________________________________________
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
NOTICE IS HEREBY GIVEN that the Albemarle Corporation 2021 Annual Meeting of Shareholders (the “Annual Meeting”) will be held at# Albemarle Corporation, 4250 Congress Street, Charlotte, North Carolina 28209, on Tuesday, May 4, 2021, at 7:00 a.m., Eastern Time, for the following purposes:
1.To consider and vote on a non-binding advisory resolution approving the compensation of our named executive officers;
2.To elect the nine nominees named in the accompanying Proxy Statement to the Board of Directors to serve for the ensuing year or until their successors are duly elected and qualified;
3.To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and
4.To conduct any other business which may properly come before the Annual Meeting or any adjournments or postponements thereof.
Only shareholders of record at the close of business on March 8, 2021, are entitled to receive notice of and vote at the Annual Meeting.
To ensure your vote is counted, you are requested to vote your shares promptly, regardless of whether you expect to attend the Annual Meeting. Voting by the Internet or telephone is fast and convenient, and your vote is immediately tabulated. In addition, by using the Internet or telephone, you help reduce our postage and proxy tabulation costs. You may also vote by completing, signing, dating, and returning by May 3, 2021 the proxy enclosed with paper copies of the materials in the postage-paid envelope provided.
This year, we are again electronically disseminating Annual Meeting materials to some of our shareholders, as permitted under the “Notice and Access” rules approved by the Securities and Exchange Commission. Shareholders to whom Notice and Access applies will receive a Notice of Internet Availability of Proxy Materials ("Notice") containing instructions on how to access Annual Meeting materials via the Internet. The Notice also provides instructions on how to obtain paper copies if preferred.
If you are present at the Annual Meeting, you may vote in person even if you already have voted your proxy by the Internet, telephone, or mail. Seating at the Annual Meeting will be on a first-come, first-served basis. Attendees at the Annual Meeting will be required to comply with public health guidelines of the Centers for Disease Control and Prevention and local public health officials, including wearing a face mask and staying at least 6 feet away from others.
By Order of the Board of Directors
Karen G. Narwold, Secretary
March 23, 2021

i

PROXY STATEMENT SUMMARY
This summary provides an overview and highlights information contained elsewhere in this Proxy Statement ("Proxy Statement"). This summary does not contain all information that you should consider, and you should read the entire Proxy Statement carefully before voting. Throughout the Proxy Statement, “we,” “us,” “our,” “the Company,” and “Albemarle” refer to Albemarle Corporation, a Virginia corporation.
Annual Meeting

Date and Time	Place#
Tuesday, May 4, 2021	Albemarle Corporation
7:00 a.m., Eastern Time	4250 Congress Street
Charlotte, North Carolina 28209
Voting Matters
The following table summarizes the proposals to be considered at the Annual Meeting and the Board’s voting recommendation with respect to each proposal.

Voting Matter		Board Vote Recommendation
Proposal 1:	Advisory Vote to Approve the Compensation of our Named Executive Officers (Say-on-Pay)	FOR
Proposal 2:	Election of Directors	FOR each Nominee
Proposal 3:	Ratification of Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2021	FOR
Our Business in 2020

	Lithium	Bromine Specialties	Catalysts
Net Sales	$1,145M	$965M	$798M
Adj. EBITDA*	$393M	$324M	$130M
Adj. EBITDA Margin*	34%	34%	16%
Applications	Green Energy Storage, Glasses & Ceramics, Greases & Lubricants, Pharmaceutical Synthesis	Flame Retardants, Industrial Water Treatment, Completion Fluids for Oilfield, Plastic & Synthetic Rubber, C3Ag & Pharma Synthesis	Fluid Cracking Catalysts, Clean Fuels Technologies, Organometallics & Curatives
Our Strategy

Grow Profitably	• Pursue profitable growth to align with customer demand • Build capabilities to accelerate lower capital intensity, higher return projects

Maximize Productivity	• Optimize earnings and cash flow generation across all of our businesses • Drive productivity through operational discipline

Invest with Discipline
• Focus investment capital on highest-return opportunities

• Generate shareholder value through continual portfolio assessment; buy vs. build

• Maintain Investment Grade credit rating and support our dividend

Advance Sustainability	• Enable our customers' sustainability ambitions • Continue to implement and improve ESG performance across all of our businesses
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# Attendees at the Annual Meeting will be required to comply with public health guidelines of the Centers for Disease Control and Prevention and local public health officials, including wearing a face mask and staying at least 6 feet away from others.
* Non-GAAP financial measure, reconciliations from US GAAP financial measures are available in Q4/FY2020 earnings release.

2020 Company Performance
•Our 3-year Total Shareholder Return for the 2018-2020 period placed us at the 78th percentile relative to our 2018 peer group
•Net sales of $3,129 million decreased 13% from 2019; Adjusted EBITDA* of $819 million decreased 21% from 2019; Adjusted EBITDA margin* of 26% in 2020 compared to 29% in 2019
•Cash flows from operations of $798.9 million increased 11% compared to 2019
•Achieved $80 million of sustainable cost savings in 2020, 60% above our initial target
•Our plants were able to operate without material impact from the COVID-19 pandemic; we established a cross-functional Global Response Team to monitor and report on the global situation and collaborate on protocols for operations and employee safety at all sites
•On April 20, 2020, J. Kent Masters, Jr. was elected Chairman, President and Chief Executive Officer following the announced retirement of Luther C. Kissam IV
•The U.S. Department of Energy (“DOE”) selected Albemarle as a critical partner for two lithium research projects over three years through a Battery Manufacturing Lab Call; Albemarle will work in conjunction with two DOE labs on the approved projects
•We increased our quarterly dividend for the 26th consecutive year, to $0.385 per share; as of February 2020, Albemarle was included in the S&P 500 Dividend Aristocrats Index
Governance Highlights
We believe good governance is integral to achieving long-term shareholder value. We are committed to governance policies and practices that best serve the interests of our Company and its shareholders. Our Board of Directors (the “Board of Directors” or the "Board") monitors developments in governance best practices to ensure it continues to meet its commitment to thoughtful and independent representation of shareholder interests, and other stakeholders. The following table summarizes certain corporate governance practices and certain facts about the nominees for our Board of Directors.

Governance Practices
Annual Election of all Directors	Regular Executive Sessions of Independent Directors	Robust Stock Ownership Guidelines (6x Salary for CEO)
Resignation Policy for Directors Not Receiving Majority Approval	Longstanding Commitment to Sustainability and Corporate Responsibility	Annual Board and Committee Evaluation Process led by Lead Independent Director
Directors Do Not Stand for Re-election in the Year in Which They Reach 72 Years of Age	Board and Committee Authority to Retain Independent Advisors	Policies Prohibiting Hedging, Short Sale, and Pledging Our Stock by Directors, Officers, and Employees
Compensation Recovery Policy (Clawback Policy)	Risk Oversight by Full Board and Committees	No Shareholder Rights Plan (Poison Pill)

Director Nominees: Key Facts
Less than 5 years average tenure	8 of 9 are independent	56% racial and gender diversity	67% have C-suite experience
CEO Compensation
•Target Total Direct Compensation is below the median of our peer group
•Pay Mix: 86% of CEO compensation is based on incentive pay
•CEO pay shows a strong correlation between 3-year relative realizable pay and 3-year relative total shareholder return
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* Non-GAAP financial measure, reconciliations from US GAAP financial measures are available in Q4/FY2020 earnings release.

COMPENSATION DISCUSSION AND ANALYSIS
The following pages describe Albemarle’s executive compensation program and the compensation decisions made by the Executive Compensation Committee (the “Committee”) for our Named Executive Officers ("NEOs") listed below.

NEO	Title
J. Kent Masters, Jr.	Chairman, President and Chief Executive Officer
Scott A. Tozier	Executive Vice President, Chief Financial Officer
Eric W. Norris	President, Lithium
Netha N. Johnson, Jr.	President, Bromine Specialties
Raphael G. Crawford	President, Catalysts
Luther C. Kissam IV	Former Chairman, President and Chief Executive Officer
Mr. Masters replaced Mr. Kissam as the Company's Chairman, President and Chief Executive Officer effective April 20, 2020. Mr. Kissam retired from the Company effective July 1, 2020 and continues to serve on our Board through the Annual Meeting. Unless specifically identified as annualized, Mr. Masters' compensation for 2020 reflects his employment period from April 20 to December 31, 2020. As part of his new hire package, Mr. Masters was awarded a one-time equity grant of $3,500,000 consisting of restricted stock units. Future equity grants to Mr. Masters will align to the Company's compensation philosophy, as described in this Compensation Discussion & Analysis, that are 50% time-based and 50% performance-based.
In order to manage and incentivize a smooth transition to Mr. Masters, the Committee took the following compensation actions. For Mr. Kissam, the Committee, instead of an equity grant or base salary increase for 2020, approved 2020 annual incentive in an amount equal to the higher of target or actual achievement of the annual incentive performance criteria as if employed for the full performance year. In addition, to manage top leadership continuation, and retain key skills, knowledge, and experience during a time of leadership transition, the Committee approved one-time equity grants of restricted stock units in 2020 for Messrs. Tozier, Norris, Johnson, and Crawford.
EXECUTIVE SUMMARY
Compensation Program Highlights
•Chief Executive Officer ("CEO") compensation over a three-year period shows a strong correlation between realizable pay and total shareholder return relative to our Peer Group (as defined on page 7).
•Performance metrics(1) were aligned with our Peer Group and our Company goals.
◦Annual Goals: Adjusted EBITDA, Adjusted Cash Flow from Operations, and Stewardship
◦Long Term Goals: Total Shareholder Return (“TSR”) relative to our Peer Group ("rTSR") and Return on Invested Capital ("ROIC"), each measured over a 3-year performance period
•Focused Peer Group of similarly-sized companies.
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(1) See pages 10-18 for a discussion of how Adjusted EBITDA, Adjusted Cash Flow from Operations, rTSR, and ROIC are defined and calculated.

Shareholder Alignment
In May 2020, the Company held our annual shareholder advisory vote to approve the compensation paid to our NEOs in 2019, which resulted in approximately 96% of the votes cast approving such compensation.
In the fall of 2020 we continued our annual engagement with our shareholders. This engagement gave us a basis for further evaluation of our practices in executive compensation and corporate governance. This initiative was led by a group of senior officers of the Company, acting on behalf and at the request of the Committee, by reaching out to shareholders holding 70% of our outstanding shares. For those shareholders who elected to engage with us (representing approximately 44% of our outstanding shares), we organized follow-up calls. This outreach reflects our commitment to understand and address key issues of importance to our shareholders. In line with the high support for our executive compensation program as expressed in the 2020 annual shareholder advisory vote to approve our NEO compensation, shareholders continued their support for our compensation program and the changes made over the past several years:
•2019: We introduced ROIC as a second metric for our long term incentive, to ensure alignment between our expected return on capital (as we entered a period of higher investments) and long term payout opportunities for our executives. We put a payout cap of 100% on rTSR payouts if, in absolute terms, TSR is negative.
•2017: We included a "double trigger" in our equity plan and award agreements, so that in the event of a Change in Control, equity would only vest following a termination of employment.
•2016: We changed our Peer Group from the Dow Jones Chemical Index to a smaller group of chemical companies that were similarly situated to, and sized as, Albemarle.
Pay for Performance: 2020 Compensation Outcomes
CEO Pay At-A-Glance: Realizable Pay Relative Degree of Alignment
We aim for our CEO’s total compensation to be reflective of pay opportunities at or around median levels among our Peer Group, while aligning payout opportunities with the Company's long-term performance. Realizable Pay Relative Degree of Alignment (“RPRDA”) is an important measure the Committee uses to assess whether realizable pay is commensurate with TSR achieved by shareholders relative to our Peer Group.
RPRDA compares the percentile ranks of a CEO’s three-year realizable pay and a company’s three-year TSR performance relative to the Peer Group. The RPRDA is equal to the difference between the combined performance rank minus the combined pay rank. Values for the RPRDA can measure between -100% and 100%. On that scale, the values can be interpreted as outlined below.
•A value of 100% represents a situation where the pay rank is the lowest, while the performance rank is the highest among the Peer Group.
•A value of 0% represents the situation where the pay rank and the performance rank among the Peer Group are perfectly aligned.
•A value of -100% represents a situation where the pay rank is the highest, while the performance rank is the lowest among the Peer Group.

Realizable pay captures the following elements of compensation for the three-year period:
•Base salary in the year it is earned;
•Annual incentive compensation paid for the year it is earned; and
•“In-the-money” value of outstanding equity awards granted during the period, calculated based on the stock price at year-end rather than the grant date fair market value. The use of an end-of-year stock price directly correlates the value of an executive’s equity with the return our shareholders receive from investing in our common stock over the same period;
◦Stock Options: calculated using intrinsic value (closing stock price less strike price);
◦Restricted Stock and Restricted Stock Units ("RSUs"): calculated using face value (closing stock price);
◦Performance Stock Units ("PSUs") for awards granted and earned during the period: calculated using dollar value based on actual performance; and
◦PSUs for awards granted and not earned (due to incomplete performance periods): calculated using face value at target performance.
The Company has used rTSR as one of its long-term performance measures since 2014. Since then we have consistently measured RPRDA. The following table shows the Company's percentile rank relative to our Peer Group for the three-year periods starting in 2014. No compensation data is included for the 2018-2020 period as such data cannot be obtained until after Peer Group company proxy statements are available for 2020.
The following table shows the CEO RPRDA for the three-year periods.

3-Year Period	Realizable Pay	Relative Total Shareholder Return	Realizable Pay Relative Degree of Alignment
	Percentile Ranking	Percentile Ranking
2018-2020	Not Available yet	78%	Not Available Yet
2017-2019	16%	26%	10%
2016-2018	50%	81%	31%
2015-2017	88%	100%	12%
2014-2016	88%	81%	(7)%
EXECUTIVE COMPENSATION PROGRAM IN DETAIL
Compensation principles
The Committee designs and oversees the Company’s compensation policies and approves compensation for our NEOs. Our overarching goal is to create executive compensation plans that incent and are aligned with the creation of sustained shareholder value. To accomplish this, our plans are designed to:
•Support our Business Strategy – We align our programs with business strategies focused on long-term growth and sustained shareholder value. Our plans provide incentives to our NEOs to overcome challenges and exceed our Company goals.

•Pay for Performance – A large portion of our executive pay is dependent upon the achievement of specific corporate, business unit and individual performance goals. We pay higher compensation when goals are exceeded and lower compensation when goals are not met.
•Pay Competitively – We set target compensation to be at or around the market median relative to the companies that make up our Peer Group.
•Discourage Excessive Risk-taking – Our compensation programs are balanced and designed to discourage excessive risk-taking.
Compensation principles are aligned with good governance practices and pay-for-performance
Below is a list of things that we do and don’t do in order to ensure that our program reflects good governance practices and pay for performance.

What We Do	What We Don’t Do
We require above-Peer Group median stock ownership for our NEOs	No excessive perquisites are provided to any NEO
We have a clawback policy for the recovery of cash and non-cash compensation in the event of NEO misconduct which results in a financial restatement	No stock option re-pricing without shareholder approval or discounted stock options are permitted under our 2017 Incentive Plan
We have an annual advisory vote on executive compensation ("Say-on-Pay")	No excise tax gross-ups for change in control payments are provided to any NEO
We require a double trigger for equity to vest following a Change in Control ("CIC")	No hedging or short selling of our shares is permitted by our Directors, officers, and employees
The components of our executive compensation program
We provide our NEOs with the following components of compensation:

Annual	Annual base salary and annual cash incentive opportunities
Long-Term	Long-term incentive awards comprised of a combination of 50% PSUs, 25% RSUs, and 25% stock options
Benefits	Various Health and welfare benefits, including health and life insurance, retirement benefits, and savings plan that are generally available to all our employees
Post-Termination Benefits	Severance and change in control benefits
For each NEO, the Committee reviews and approves annually each component of compensation and the resulting total compensation. The Committee benchmarks the individual components of compensation and total compensation to our Peer Group. In setting the compensation for each NEO, the Committee also considers other factors, including the scope and complexity of his or her position, level of performance, skills and experience, and contribution to the overall success of the Company. As a result, we do not set compensation for our NEOs in a formulaic manner.

Our compensation program is designed to focus our NEOs on long-term success
We design our compensation programs to keep our NEOs focused on the long-term success of our Company by making a substantial portion of their compensation subject to the achievement of specific performance measures, requiring NEOs to hold a significant amount of Company stock during the term of their employment, and granting stock-based awards with multi-year earning and vesting periods.
The performance period covered by our PSU grants is three years, with the vesting of any award earned occurring in two equal tranches – the first tranche vests when the Committee determines the award has been earned and the second tranche vests on January 1 of the following year. PSUs issued in 2020 were based on rTSR as compared to our Peer Group and ROIC, each with equal weighting. The Committee chose these measures to provide a strong linkage between the rewards for our leaders and the returns experienced by our shareholders, and also because these measures were thought to be well-aligned with the longer three-year performance period and the higher level of investments in capital for that period.
RSUs also vest in two equal tranches – the first tranche at the third anniversary of the grant date and the second tranche at the fourth anniversary of the grant date.
Stock option grants vest and become exercisable at the third anniversary of the grant date.
Competitive Compensation – Peer Group
The Committee uses a group of peer companies to align executive compensation with comparable positions within that peer group. We use the following criteria for selecting peer companies that we include in our compensation peer group (our "Peer Group").

Criteria for selecting peer companies	How we use the compensation Peer Group
Companies with the same eight-digit GICS code as Albemarle	As an input in designing compensation plans, benefits and perquisites
Comparable size based on revenue of approximately 0.4-2.5 times that of Albemarle	As an input in developing base salary ranges, annual incentive targets, and long-term awards
Market capitalization of approximately 0.25-4.0 times that of Albemarle	To benchmark total direct compensation, including the pay mix
We believe that using an industry-specific group of companies with similar revenue is appropriate because it provides us with the best comparisons for competitive compensation offered by publicly-held companies with similar business challenges and the type of leadership talent needed to achieve success over the long-term. We consider market value as an important factor for peer selection, but believe that market value should be balanced with sales (which are less volatile and a better predictor of compensation levels).
In setting base salaries, target total cash compensation, and target total direct compensation, the Committee generally focused on the median of the last reported data from our 2020 Peer Group. The Committee also referred to survey information from nationally recognized compensation surveys.

For 2020, we continued with 15 of the 16 companies that we used in our 2019 Peer Group. We removed Koppers Holdings Inc. because it no longer fit our revenue criteria and we added four other companies that fit our selection criteria (Axalta Coating Systems Ltd., Eastman Chemical Company, NewMarket Corporation, and Trinseo SA).

2020 Peer Group
Ashland Global Holdings Inc.	Minerals Technologies Inc.
Avient Corporation (f/k/a PolyOne Corporation)	Newmarket Corporation
Axalta Coating Systems Ltd.	Olin Corporation
Cabot Corporation	RPM International Inc.
Celanese Corporation	The Chemours Company
CF Industries Holdings, Inc.	The Mosaic Company
Eastman Chemical Company	The Scotts Miracle-Gro Company
FMC Corporation	Trinseo S.A.
H.B. Fuller Company	W. R. Grace & Co.
International Flavors & Fragrances Inc.

NEO Target and Actual Compensation
The Committee utilizes the Peer Group data and survey data as two of its tools in establishing target levels of compensation. However, the Committee does not rely exclusively on such data and does not employ a rigid or formulaic process to set compensation levels. In setting compensation levels, the Committee considers the following factors:
•The competitive data (Peer Group and other survey data), focusing on the median data as a starting point;
•Each NEO’s performance;
•Each NEO’s scope of responsibility and impact on the Company’s performance;
•Internal equity – NEO’s compensation relative to his or her peers, direct reports and supervisors;
•The recommendations of the Board’s independent executive compensation consultant, Pearl Meyer, with respect to the NEOs; and
•The CEO’s recommendations for his direct reports.
The Committee evaluates the performance of each NEO in light of our overall financial performance (as described in greater detail below). For 2020, as in past years, the Committee structured a compensation package for our NEOs comprised of base salary and benefits coupled with annual and long-term incentives, which we believed provided an appropriate mix of financial security, risk and reward.
2020 Base Salaries
Base salary provides our NEOs with a basic level of financial security and supports the Committee’s objectives in attracting and retaining top talent. Base salaries for our NEOs, other than the CEO, are recommended by our CEO and are reviewed and approved by the Committee. Base salary for our CEO is recommended and approved by the Committee. Salary changes went into effect on April 1, 2020. The Committee believes that each NEO’s salary was reasonable and appropriate.

Base salaries were reduced 20% from May 11, 2020 until October 1, 2020 as part of our austerity measures, with the Annual Incentive Plan ("AIP") to be based on the original base salaries without reduction.

Executive Officer	2019 Year-End Base Salary	2020 Increase in Annualized Base Salary	2020 Annualized Base Salary
J. Kent Masters, Jr.
Chairman, President and Chief Executive Officer	N/A	N/A	$1,000,000
Scott A. Tozier
Executive Vice President, Chief Financial Officer	$600,000	$15,000	$615,000
Eric W. Norris
President, Lithium	$550,000	$13,750	$563,750
Netha N. Johnson, Jr.
President, Bromine Specialties	$500,000	$40,000	$540,000
Raphael G. Crawford
President, Catalysts	$490,000	$35,000	$525,000
Luther C. Kissam IV
Former Chairman, President and Chief Executive Officer	$1,000,000	$—	$1,000,000
Purpose and key features of the 2020 Annual Incentive Program (AIP)
The Committee designed the AIP to provide both an incentive to achieve, and a reward for achieving, our annual goals and objectives. Each year, the Committee and the Board approve the performance goals under the AIP. These performance goals are intended to ensure that our NEOs execute on short-term financial and strategic initiatives that drive our business strategy and long-term shareholder value.
For all NEOs, performance is based 85% on business performance and 15% on individual performance. For corporate roles (CEO, CFO and former CEO) business performance is defined as performance of the Corporation. For Global Business Unit ("GBU") Presidents, business performance is defined as a combination of GBU and Corporate performance, with a weighting of 59.5% and 25.5%, respectively. For 2020, the Committee established the business AIP metrics as shown in the table below, including for each metric its weighting and payout opportunities at threshold, target and superior performance levels.

Threshold performance on Adjusted EBITDA and Adjusted Cash Flow from Operations pays out 35% of the target level. Stewardship performance below target does not result in any payout. For performance at the superior level, payout doubles for all three metrics, compared to payout at target. We use linear interpolation to determine awards for performance between the identified points. Individual performance pays out between 0% and 30%.
Rationale behind the performance metrics
The Committee chose these performance metrics to align the AIP with our 2020 goals and objectives. The Committee chose the relative weights of the performance measures based on the desire to emphasize financial results while maintaining a focus on non-financial objectives.
The Committee chose Adjusted EBITDA and Adjusted Cash Flow from Operations as the 2020 AIP metrics because they were considered the key measures of financial performance in the Company’s 2020 annual operating plan. Adjusted EBITDA is a measure of our ability to generate earnings and Adjusted Cash Flow from Operations is a performance measure aligned with our objective of generating cash for debt reduction and growth.
•Adjusted EBITDA is defined as total Albemarle earnings before interest, tax, depreciation and amortization, as adjusted for non-recurring, non-operating, and special items.
•Adjusted Cash Flow from Operations is defined as cash from Operations as reported on our Statement of Cash Flows, adjusted for pension contributions, joint venture earnings distribution timing, non-recurring, or unusual items.
•The superior performance levels for both of these metrics were set by the Committee at levels that while believed to be realistic, were achievable only as the result of exceptional performance.
Stewardship metrics were included because they are critical to our license to operate and consistent with our values. Our stewardship metrics consist of three factors: occupational safety, process safety, and environmental responsibility. For each of the three stewardship metrics, we have set a target and superior performance level. Performance below target does not pay out. Occupational safety was measured as our OSHA recordable rate, which is calculated as the number of OSHA recordable injuries x 200,000 hours and divided by the actual total man-hours worked; process safety was measured by severity score; and environmental responsibility was measured by the number of level 2 environmental incidents.
Individual performance is included to emphasize the individual accountability for each of the executives for achieving specific goals. Performance goals typically include both leadership objectives and strategic business objectives.
The Committee may take into account extraordinary or infrequently occurring events, or significant corporate transactions in deciding to adjust the results used to determine whether the AIP objectives have been met. The Committee retains the right to exercise discretion in determining the final level of the awards paid, in order to ensure that the AIP remains consistent with its stated objectives. As described below in greater detail, the Committee exercised this discretion for the first time in over ten years in determining 2020 AIP payouts for the Catalysts GBU.
Individual performance was evaluated by comparing actual performance to the pre-established leadership business objectives and considering individual accomplishments not contemplated in the setting of the pre-established objectives. The Committee assessed the performance of the CEO, and the CEO presented his assessment of each other NEO to the Committee.

Performance against our 2020 AIP Metrics
For the NEOs four different plans apply based on their Corporate or GBU responsibility.
•The Corporate plan applies to Messrs. Masters, Tozier, and Kissam.
•The Lithium plan applies to Mr. Norris.
•The Bromine plan applies to Mr. Johnson.
•The Catalysts plan applies to Mr. Crawford.
The following tables summarize the threshold, target, and superior performance levels set by the Committee for 2020 and the actual results achieved in 2020 for the Adjusted EBITDA and Adjusted Cash Flow from Operations metrics, for each of the plans that apply to our NEOs.
Corporate

Lithium
Bromine

Catalyst
The Committee approved AIP payouts based on performance targets and ranges set at the beginning of 2020 for all groups except Catalysts. For Catalysts, the Committee exercised its discretion and determined a payout for business performance at 70% was warranted (this only impacts one of our NEOs). The Committee based its discretion, which it exercised for the first time in over 10 years, on the extraordinary business challenges Catalysts faced in 2020 due to the effects of a combination of the COVID-19 pandemic, the significant decline in oil prices, and taking into account the broader Albemarle Company performance:
•Financials: Adjusted EBITDA at 91.8% of target, Adjusted Cash Flow from Operations at 111.2% of target; sustainable cost savings of $85.6 million against an original target of $50 million, with a 2021 run rate 25% above our goal of $125 million. Catalysts showed strong financial performance considering the decline in oil prices and the demand for oil in general. Catalysts also contributed $8 million of savings in 2020, with a 2021 run rate savings of $16.7 million.
•Shareholders: Albemarle's rTSR for 2020 was at the top of our Peer Group. For our two- and three-year rTSR, Albemarle performed at the 94th and 78th percentiles of our Peer Group, respectively. No interruption with dividends paid in 2020.
•Operations: All plants, including Catalysts, remained fully operational during 2020 without disruption. Over 2,000 employees transitioned successfully to working from home ("WFH").
•Employees: From the start of the COVID-19 pandemic we had a COVID-19 response team to guide employees and managers through the challenges posed by the pandemic. This included virtual support groups and the rapid mobilization of emotional, mental, physical, and financial support, including a global Employee Assistance Program. We experienced limited furloughs in terms of the total number of employees impacted and the duration (two locations for a total of approximately 37 employees were furloughed in August/September 2020, with employees being recalled either in November 2020 or January 2021).

•Customers: We had business continuity plans in place to serve our customers and had minimal disruptions. This included an agile logistics team, the ability to ship from multiple ports and freight lines, and multi-sourcing of raw materials and supplies.
•Communities: The Company, the Albemarle Foundation, and our JBC joint venture have contributed over $1 million to help those in need (donations of PPE globally, fighting hunger, relief for medical responders, research grants, and improving access to learning).
The Committee recognized this Company-wide performance, which made 2020 a successful year. Finally, the Committee also recognized that the efforts made by the Company and its employees were extraordinary and that a low bonus payout for employees working for the Catalysts business unit would not be commensurate with their contributions to the success of the organization.
AIP Payout History
The following table illustrates the 2020 AIP payout for the Corporate plan against payout levels over the previous years. We believe the fluctuations in payout confirm the correlation of pay to performance at Albemarle.
Note: 2019 & 2020 AIP percentiles include additive 15% individual component
AIP earning opportunity for our NEOs
Under the AIP, each of our current NEOs can earn a bonus targeted at a certain percentage of their base salary. For 2020, our NEOs’ target bonus percentages were 125% (Messrs. Masters and Kissam), 80% (Mr. Tozier), and 75% (Messrs. Norris, Johnson, and Crawford) for achieving target performance levels for Company and individual performance combined.
Given Mr. Kissam's 2020 retirement and the need for his engagement and availability for the remainder of the year to ensure a smooth transition to the new CEO, the Committee approved a bonus payout for Mr. Kissam in an amount equal to the higher of target or the bonus amount that is determined based on actual achievement of the performance criteria as if employed for the full performance year, and with the individual component set at 15%.

Actual earnings for our NEOs under the 2020 AIP
The Committee reviewed the Company’s 2020 performance and determined that the potential awards for the NEOs were funded consistent with the plan metrics set during the first quarter of the year. After this determination was made, Mr. Masters engaged the Committee in a further discussion of the Company’s performance and of each NEO’s (with the exception of Mr. Kissam, who was guaranteed a 15% payout for his individual component) individual performance compared to their objectives. In light of the accomplishments by each NEO that were cited by Mr. Masters to the Committee, it was recommended by Mr. Masters and approved by the Committee that the individual performance-related payout for each NEO be set as follows: Mr. Tozier 20%, Mr. Norris 20%, Mr. Johnson 20%, and, Mr. Crawford 15%.
In the case of Mr. Masters, in early 2021 the Board assessed his performance against both quantitative metrics (Safety and Operations) and qualitative objectives (Lithium capital expansions, portfolio, people and Board), and determined that an individual performance payout of 20% was appropriate given performance against these measures.
When applied to and combined with the Company score, this yielded actual bonus payouts for each NEO shown in the table below. The eligible earnings column shows actual base salary for each executive for 2020 as if their base salaries were not reduced as part of the austerity measures. Mr. Kissam's eligible earnings were not prorated. As mentioned earlier, the Committee approved for Mr. Kissam a bonus payout equal to the higher of target or the bonus amount that is determined based on actual achievement of the performance criteria as if employed for the full performance year, and with the individual component set at 15%.

2020 AIP Payouts
Name	Eligible Earnings	X	Average Target Bonus %	=	Target Bonus Amount	X	Payout Based on (Company Performance + Individual Performance)			=	Actual Bonus Amount
J. Kent Masters, Jr.	$694,442	x	125%	=	$868,502	x	84.7%	+	20%	=	908,807
Scott A. Tozier	$611,270	x	80%	=	$489,016	x	84.7%	+	20%	=	511,976
Eric W. Norris	$560,331	x	75%	=	$420,248	x	92.1%	+	20%	=	471,255
Netha N. Johnson, Jr.	$530,055	x	75%	=	$397,541	x	96.8%	+	20%	=	464,283
Raphael G. Crawford	$516,298	x	75%	=	$387,223	x	70.0%	+	15%	=	329,140
Luther C. Kissam IV	$1,000,000	x	125%	=	$1,250,000	x	85.0%	+	15%	=	1,250,000
Purpose and key features of the Long-Term Incentive Plan (LTIP)
We believe it is important to provide a long-term incentive opportunity to our NEOs who are charged with driving sustainable growth and long-term value creation for the Company, further aligning their interests with those of our shareholders. We do this through an annual LTIP grant which, in 2020, was comprised of PSUs, RSUs, and stock options, and which is designed to ensure an equity mix that is primarily performance-based and retentive in nature.
Our PSU grant performance measures are rTSR as compared to our Peer Group for the three-year performance period and ROIC, each with equal weighting. The rTSR performance metric emphasizes the linkage between our pay-for-performance philosophy and our shareholders' interests. The ROIC performance metric emphasizes our continued commitment to invest efficiently and generate long-term returns, and ensures alignment between our expected return on capital and long-term payout opportunities for our executives. Both measures are aligned with the longer three-year performance period.

Vesting
We employ longer vesting periods than our Peer Group median.

	Albemarle	Compensation Peer Group Median
PSUs	PSUs vest 50% after the award date, which is the date at which the Committee determines the earnings level for the award for the 3-year performance period. The remaining 50% vests at January 1 of the following year.	Earned PSU grants vest in full after 3 years.
RSUs	RSUs vest 50% after 3 years, with the remaining 50% vesting after 4 years.	RSUs cliff vest after 3 years.
Stock Options	Stock Options cliff vest after 3 years.	Stock options step-vest over a 3-year period.
PSU results for the 2018-2020 performance period
Payouts under the 2018 PSU grants were earned based on the achievement of TSR performance relative to the 2018 Peer Group over a three-year measurement period. The original 2018 Peer Group included 17 companies. One company was acquired during the period and was therefore not included in the rTSR calculation. Our rTSR for the period placed us at the 78th percentile relative to the 2018 Peer Group.
The following table illustrates threshold, target and superior relative performance levels and the percentage of the target grant earned for each performance level. Results between threshold and target, and target and superior performance, are interpolated. The table also includes the relative performance result and the percentage of grants earned as determined by the Committee.

	2018 PSU Grant Metrics
	Threshold	Target	Superior	Actual Result
Percentile performance relative to the 2018 Peer Group	25th	50th	75th	78th
% of Grants Earned	25%	100%	200%	200%
The following table shows the grants approved in February 2018 by the Committee for the NEOs and the grant values approved by the Committee in February 2021 after it determined the 2018-2020 relative performance results.

	2018 PSU Grants
	Number of Units	Number of Units	Number of Units
	at Threshold	at Target	at Superior	2018 Earned PSUs
	25%	100%	200%
J. Kent Masters, Jr.	—	—	—	—
Scott A. Tozier	1,106	4,422	8,844	8,844
Eric W. Norris	632	2,528	5,056	5,056
Netha N. Johnson, Jr.	—	—	—	—
Raphael G. Crawford	790	3,158	6,316	6,316
Luther C. Kissam, IV	3,510	14,037	28,074	28,074
Note: Messrs. Masters and Johnson joined the Company after these grants were made. Mr. Kissam was originally granted 16,844 PSUs that were prorated as a result of his retirement.

2020 LTIP grants
In February 2020, the Committee approved a total grant value for the NEOs under the LTIP. The values granted to each NEO are set forth below, as well as the approximate percentage apportioned in the form of PSUs, RSUs, and Stock Options. Mr. Kissam did not receive a grant in 2020 given his planned retirement announced in early 2020. As part of his employment with the Company on April 20, 2020, Mr. Masters received 54,475 RSUs on May 8, 2020. The units vest on the earlier of April 19, 2023 or the date the Company appoints a new Chief Executive Officer.

	2020 Grants
	Value Granted	Stock Options	RSUs	PSUs
J. Kent Masters, Jr.	$3,500,000	—%	100%	—%
Scott A. Tozier	$1,100,000	25%	25%	50%
Eric W. Norris	$1,100,000	25%	25%	50%
Netha N. Johnson, Jr.	$1,100,000	25%	25%	50%
Raphael G. Crawford	$1,100,000	25%	25%	50%
Luther C. Kissam, IV	$—	—%	—%	—%
The number of PSUs and RSUs granted were based on the stock closing price at the grant date. The number of stock options was determined using the Black Scholes value of the options.
PSU Grants
The performance-based PSU grants were based 50% on the Company's TSR relative to the 2020 Peer Group as measured over a three-year period and 50% based on the Company's ROIC performance as calculated for each calendar year during the three-year performance period and averaged over such period. The following table illustrates the number of units to be granted for performance at threshold, target and superior levels for the rTSR PSU grants and ROIC PSU grants.

	2020 PSU Grants
	Number of Units at Threshold	Number of Units at Target	Number of Units at Superior
J. Kent Masters, Jr.	—	—	—
Scott A. Tozier	3,360	6,720	13,440
Eric W. Norris	3,360	6,720	13,440
Netha N. Johnson, Jr.	3,360	6,720	13,440
Raphael G. Crawford	3,360	6,720	13,440
Luther C. Kissam, IV	—	—	—
The following table illustrates threshold, target and superior relative performance levels for the rTSR PSUs and the performance of the target grant earned for each performance level. Results between threshold and target, and target and superior performance will be interpolated.

	2020 rTSR PSU Grants
	Threshold	Target	Superior
Percentile performance relative to the 2020 Peer Group	25th	50th	75th
% of Grants Earned	50%	100%	200%

The 2020 ROIC PSU grant is measured against ROIC performance levels set by the Committee. ROIC is calculated for each calendar year during the three-year performance period and averaged over such period, and is determined using the following formula:

Annual ROIC	=	Net Income + (Interest Income and Interest Expense, net of tax)
(Prior Year End Total Capital + Current Year End Total Capital)/2
The following table illustrates the percentage of the target ROIC grant earned for each performance level. Results between threshold and target, and target and superior performance will be interpolated.

	2020 ROIC PSU Grants
	Threshold	Target	Superior
% of Grants Earned	50%	100%	200%
Performance and payout opportunities reflect the dual character of both rTSR and ROIC PSU grants:
•The grants are performance-based to ensure payout opportunities are aligned with shareholder interests.
•The grants are also competitive in nature and as such reflect performance and payout opportunities aligned with the Peer Group and the broader market in which we compete for talent.
Half of any shares earned will vest in early 2023 at the time the Committee evaluates the three-year performance for both rTSR and ROIC. The other half of shares earned will vest on January 1, 2024.
RSU Grants
In February 2020, the Committee approved RSU awards to our NEOs, as follows. Mr. Masters' RSUs were approved at the time of his employment in April.

2020 Restricted Stock Units
J. Kent Masters, Jr.	54,475
Scott A. Tozier	3,360
Eric W. Norris	3,360
Netha N. Johnson, Jr.	3,360
Raphael G. Crawford	3,360
Luther C. Kissam, IV	—
Half of the RSUs will vest on each of the third and fourth anniversaries of the grant date in 2023 and 2024. Mr. Masters' 2020 RSUs will vest on the earlier of the third anniversary of his employment (April 19, 2023) or the date the Company appoints a new Chief Executive Officer.

In addition to the annual grants, the Committee also approved retention RSU awards to our NEOs, as follows:

	2020 Retention Grants
	Value Granted	RSUs
J. Kent Masters, Jr.		—
Scott A. Tozier	$1,000,000	12,218
Eric W. Norris	$250,000	3,055
Netha N. Johnson, Jr.	$750,000	9,164
Raphael G. Crawford	$750,000	9,164
Luther C. Kissam, IV		—
These awards will vest on the third anniversary of the grant date in 2023.
Stock Option Grants
In February 2020, the Committee approved a grant of stock options to our NEOs, as follows:

2020 Stock Options
J. Kent Masters, Jr.	—
Scott A. Tozier	12,421
Eric W. Norris	12,421
Netha N. Johnson, Jr.	12,421
Raphael G. Crawford	12,421
Luther C. Kissam IV	—
The options vest and become exercisable on the third anniversary of the grant date in 2023, and expire ten years from the date of the grant.
Other benefits the Company provides to NEOs
The Company provides NEOs with the same benefits provided to other Albemarle employees, including:
•Health and dental insurance (Company pays a portion of costs);
•Basic life insurance;
•Long-term disability insurance;
•Participation in the Albemarle Corporation Savings Plan (the “Savings Plan”), including Company matching and defined contribution pension contributions;
•Participation in the Executive Deferred Compensation Plan;
•Participation in the Albemarle Corporation Pension Plan, defined below, for those executives hired prior to 2004 (Mr. Kissam is the only NEO that meets this qualification); and
•Matching charitable contributions.

Executive Deferred Compensation Plan (“EDCP”)
We maintain a deferred compensation plan that covers executives, including the NEOs, who are limited in how much they can contribute to tax-qualified deferred compensation plans (such as our Savings Plan). We maintain this plan in order to be competitive and because we want to encourage executives to save for their retirement. A participant in the EDCP may defer up to 50% of base salary and/or up to 100% of cash incentive awards (net of FICA and Medicare taxes due). We also provide for employer contributions in the EDCP to provide executives with the same proportional benefits as are provided to all other employees, but which cannot be provided under our tax-qualified plan because of statutory limitations that apply under that plan. The EDCP also provides for a supplemental benefit of 5% of compensation in excess of amounts that may be recognized under the tax-qualified Savings Plan and of the cash incentive bonus award paid during the year.
Effective as of January 1, 2013, all our NEOs, regardless of hire date, participate in the same tax-qualified Savings Plan and EDCP. This defined contribution plan design provides all participating employees the opportunity to receive a Company contribution of 11% of their base and bonus earnings for the calendar year if they contribute at least 9% of their base and bonus earnings to the Savings Plan. Such Company contributions go into the tax-qualified Savings Plan up to the compensation and benefit limitations under the Internal Revenue Code (the "Code"), and after that are credited to an EDCP account.
Defined Benefit Plan
We previously maintained a traditional tax-qualified defined benefit pension plan ("Pension Plan"), which was fully frozen as of December 31, 2014. In 2004, we implemented a new defined contribution pension benefit in our tax-qualified Savings Plan for all non-represented employees hired on or after April 1, 2004, and limited participation in the "Pension Plan" to then-current participants. Mr. Kissam joined the Company prior to April 1, 2004, and, as such, participated in the Pension Plan. We also maintain a supplemental executive retirement plan (“SERP”) to provide participants with the difference between (i) the benefits they would actually accrue under the Pension Plan but for the maximum compensation and benefit limitations under the Code, and (ii) the benefits actually accrued under the Pension Plan, which are subject to the Code’s compensation and benefit limits. Certain provisions of the SERP also permitted the Committee to award key executives additional pension credits related to offset reduction in the Pension Plan plan as a mid-career hire. This provision was also limited to then-current participants in 2004 concurrent with the Pension Plan changes. The Company froze accruals in the Pension Plan and SERP effective December 31, 2014.
Perquisites
Our perquisites are intended to be limited in nature, and are focused in areas directly related to a business purpose, or in helping to foster the health, security and well-being of our senior executives for the benefit of the Company.
When an NEO is required to relocate geographically in order to join the Company, or is asked to relocate due to a change in their work location after joining the Company, we provide them with the same relocation package that is offered to management and senior professional employees. Certain relocation expenses are grossed-up for taxes, as is the competitive practice within our Peer Group, and, more broadly, in the general marketplace.
We also offer executive physical exams and limited reimbursement for financial planning. We do not provide tax gross-ups on such amounts to NEOs.

Post-termination payments
We believe that providing our executives, including our NEOs, with reasonable severance benefits aligns their interests with shareholders’ interests in the context of potential change in control transactions, and also believe that such benefits help facilitate our recruitment and retention of senior executive talent.
Consistent with this philosophy, we maintain a Severance Pay Plan (“SPP”) that provides severance payments to certain of our employees if we (a) terminate their employment without cause or request that they relocate and they elect not to do so after a change in control or (b) eliminate their position or have a change in our organizational structure with a similar effect absent a change in control. The SPP provides severance payments only in the absence of a change in control.
We entered into severance compensation agreements with each of our NEOs, providing for severance payments for a change in control-related termination. None of these severance compensation agreements include an excise tax gross-up.
The Committee periodically reviews our post-employment compensation arrangements taking best practices into consideration, and believes that these arrangements are generally consistent with arrangements currently being offered by our Peer Group. The Committee has determined that both the terms and payout levels are appropriate to accomplish our stated objectives. The Committee also considered the non-competition agreement that we would receive from the NEO in exchange for any post-employment termination benefits. Based on these considerations, the Committee believes that such arrangements are appropriate and reasonable.
For additional information with respect to change in control arrangements, please see “Agreements with Executive Officers and Other Potential Payments upon Termination or a Change in Control” beginning on page 38.

ADDITIONAL INFORMATION
We believe this additional information may assist you in better understanding our compensation practices and principles.
Role of the Committee and the CEO
The Committee, consisting entirely of independent Directors, is responsible for executive compensation. As part of the compensation-setting process each year, the Committee meets periodically with the CEO to review a list of corporate performance goals and receives comments from members of the Board of Directors. The CEO recommends to the Committee the compensation amounts for each of our NEOs, other than himself. The Committee has retained an independent compensation consultant, Pearl Meyer, to provide advice on best practices and market developments. The CEO, the Chief HR Officer, Human Resources staff members, and the Committee’s consultant attend Committee meetings and make recommendations regarding plan design and levels of compensation.
While the Committee will ask for advice and recommendations from management and Pearl Meyer, the Committee is responsible for executive compensation and as such:
•Sets NEO base salaries;
•Reviews financial and operational goals, performance measures, and strategic and operating plans for the Company;
•Establishes specific goals, objectives, and potential awards for the AIP and LTIP;
•Reviews annual and long-term performance against goals and objectives and approves payment of any incentive earned;
•Reviews contractual agreements and benefits, including supplemental retirement and any payments that may be earned upon termination, and makes changes as appropriate;
•Reviews incentive plan designs and makes changes as appropriate; and
•Reviews total compensation to ensure compensation earned by NEOs is fair and reasonable relative to corporate and individual performance.
Total compensation actions, annual and long-term performance goals and objectives, contractual agreements, and benefits are evaluated and determined by the Committee and discussed with the Board. The Albemarle Corporation 2017 Incentive Plan was approved by the Board and shareholders.
Role of Compensation Consultant
The Committee retained Pearl Meyer to provide independent advice to the Committee. Pearl Meyer gathers and analyzes data at the direction of the Committee, advises the Committee on compensation standards and trends, and assists in the development of policies and programs. The Committee directs, approves, and evaluates Pearl Meyer’s work in relation to all executive compensation matters. The Committee considers Pearl Meyer to be independent from our management pursuant to the U.S. Securities and Exchange Commission standards. Please see “Independence of the Executive Compensation Consultant” beginning on page 49.
The Committee regularly meets with Pearl Meyer without management present. Pearl Meyer participates in Committee meetings throughout the year, reviews materials in advance, consults with the Chairperson of the Committee, provides to the Committee data on market trends and compensation design, assesses recommendations for base salary and annual incentive awards for our NEOs, and periodically meets with management. Pearl Meyer may provide consulting advice to management outside the scope of executive compensation with the approval of the Committee. In 2020, Pearl Meyer did not provide consulting advice to management outside the scope of executive compensation. The Committee does not delegate authority to Pearl Meyer.
Clawbacks
In 2017, the Company adopted a Compensation Recoupment and Forfeiture Policy under the 2017 Incentive Plan. In the event misconduct by any employee results in a financial restatement, as more specifically defined in the policy, the policy requires that our Chief Executive Officer and Chief Financial Officer reimburse the Company for (i) the gross amount of any bonus or other incentive-based or equity-based compensation received by such officer from the Company during the 12-month period following the date the document required to be restated was first publicly issued or filed (whichever occurs first) with the SEC and (ii) any profits realized from the sale of securities of the Company during such 12-month period. The policy further requires any employee who engaged in such misconduct to reimburse the Company the same amounts set forth in (i) and (ii) above applicable to that employee, and requires any such employee whose employment is terminated for cause to forfeit all unpaid cash-based incentive compensation under our incentive plan (whether or not accrued and/or payable at such time) and all unvested equity-based awards (whether or not earned at such time), in each case as of the date such employee is notified of termination of his or her employment for cause (as defined under the policy).
In addition, in 2018 we disclosed that based on an internal investigation, we voluntarily self-reported potential issues relating to the use of third party sales representatives in our Refining Solutions business to the U.S. Department of Justice (the "DOJ"), the SEC, and the Dutch Public Prosecutor (the "DPP") and that we intended to cooperate with the DOJ, the SEC, and the DPP in their review of these matters. Our Board of Directors determined, as a prudent governance measure while the investigation is pending, to condition payment of each of our named executive officers for fiscal year 2017 (the "2017 NEO’s") cash incentive bonus for the fiscal year 2017 (the “2017 cash incentive”) on each 2017 NEO executing a clawback agreement applicable to the 2017 cash incentive. Accordingly, in February 2018, the Company entered into a clawback agreement with each of our 2017 NEOs and other executives at that time. The clawback agreements supplement the Company’s existing policy described above and provide that each 2017 NEO's 2017 cash incentive is subject to clawback by the Company in the event that the Committee determines that, with respect to the Company’s internal investigation or the government’s review of these matters following such self-report, the NEO: (1) engaged in unlawful conduct or misconduct; (2) failed to cooperate in any related investigation; (3) violated the Company’s Code of Conduct or any other Company policy; or (4) failed to exercise appropriate supervision or oversight.

EXECUTIVE COMPENSATION COMMITTEE REPORT
The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management and, based on such review and discussion, recommended to the Board of Directors that it be included in this Proxy Statement.

EXECUTIVE COMPENSATION COMMITTEE

Alejandro D. Wolff, Chair
Diarmuid B. O'Connell
Dean L. Seavers
Holly A. Van Deursen

COMPENSATION OF EXECUTIVE OFFICERS
Total Compensation of Our Named Executive Officers
The following table presents information for the fiscal years ended December 31, 2020, 2019 and 2018 relating to total compensation of our CEO, CFO, the three other highest paid executive officers, and former CEO (the “NEOs”).

SUMMARY COMPENSATION TABLE

Summary Compensation Table
Name and Principal Position	Year(1)	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)(5)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
J. Kent Masters, Jr.	2020	$667,053	$—	$3,248,889	$—	$908,807		$114,620	$4,939,369
Chairman, President and Chief Executive Officer

Scott A. Tozier	2020	$563,213	$—	$1,866,951	$275,001	$511,976		$96,006	$3,313,147
Executive Vice President, Chief Financial Officer	2019	$597,041	$—	$904,877	$275,022	$259,460		$117,789	$2,154,189
	2018	$581,000	$—	$939,722	$262,533	$314,302		$112,817	$2,210,374
Eric W. Norris	2020	$516,279	$—	$1,158,743	$275,001	$471,255		$76,616	$2,497,894
President, Lithium

Netha N. Johnson, Jr.	2020	$487,858	$—	$1,630,908	$275,001	$464,283		$98,756	$2,956,806
President, Bromine Specialties	2019	$493,836	$150,000	$658,147	$200,011	$558,520		$304,852	$2,365,366

Raphael G. Crawford	2020	$475,273	$—	$1,630,908	$275,001	$329,140		$88,933	$2,799,255
President, Catalysts	2019	$486,301	$—	$658,147	$200,011	$411,754		$112,248	$1,868,461

Luther C. Kissam, IV	2020	$542,268	$—	$131,204	$—	$1,250,000	$1,873,677	$31,325	$3,828,474
Former Chairman, President and Chief Executive Officer	2019	$1,000,000	$—	$3,702,153	$1,125,026	$751,991	$1,697,660	$244,754	$8,521,584
	2018	$1,000,000	$—	$3,579,097	$1,000,009	$856,389	$(411,490)	$230,899	$6,254,904
___________________________________________________
(1)No salary amounts or other compensation are reported for Messrs. Masters and Norris for 2019 or for Messrs. Masters, Norris, Johnson, and Crawford for 2018. Mr. Masters joined the company in 2020. Mr. Norris was not a named executive officer in 2018 or 2019. Mr. Johnson joined the company on July 31, 2018 and was not a named executive officer in 2018. Mr. Crawford was not a named executive officer in 2018.
(2)The amount shown in this column for Messrs. Masters and Kissam include $45,742 and $45,000, respectively, in fees earned or paid in cash to him for his service as a non-employee Director during portions of 2020. The NEOs each took a 20% reduction in base salary from May 11, 2020 until October 1, 2020 as part of Company austerity measures. Salary amounts include cash compensation earned by each NEO officer during the applicable fiscal year, as well as any amounts earned in the applicable fiscal year but contributed into the Savings Plan and/or deferred at the election of the NEO into the EDCP. For a discussion of the deferred compensation program and amounts deferred by the NEOs in fiscal year 2020, including earnings on amounts deferred, please see “Nonqualified Deferred Compensation” on page 37.
(3)Bonus amount includes a new-hire bonus of $150,000 for Mr. Johnson when he joined the Company.
(4)The amount represents the aggregate grant date fair value of stock or option awards recognized in the fiscal year in accordance with FASB ASC Topic 718. This amount does not reflect our accounting expense for these award(s) during the year and does not correspond to the actual cash value that will be recognized by the NEO when received. For more information on the assumptions for these awards, see Note 19 to our Consolidated Financial Statements filed on Form 10-K for the year ended December 31, 2020. Information on individual equity awards granted to each of the NEOs in fiscal year 2020 is set forth in the section entitled “Grants of Plan-Based Awards” beginning on page 28.
(5)Amounts for fiscal year 2020 include two performance unit awards calculated at 100% of Target level. The rTSR performance unit awards are calculated assuming a fair value per share of $122.99 using the Monte Carlo valuation method. The ROIC performance unit awards are calculated assuming a fair value price per share of $75.80. The maximum payable for Superior level performance on our 2020 PSU awards is 200% of Target level. The aggregate grant date fair value of the rTSR performance unit awards at the Superior level of 200% for each of the NEOs is: Messrs. Masters and Kissam $0; Messrs. Tozier, Norris, Johnson, and Crawford $826,492 each. The aggregate grant date fair value of the ROIC performance unit awards at the Superior level of 200% for each of the NEOs is: Messrs. Masters and Kissam $0; Messrs. Tozier, Norris, Johnson, and Crawford $509,376 each. Amounts also include 2020 Restricted Stock Units assuming a fair value price per share of $59.64 with an aggregate grant date fair value for Mr. Masters of $3,248,889; Restricted Stock Units assuming a fair value per share of $75.80 with an aggregate grant date fair value for Messrs. Masters and Kissam $0 each; Messrs. Tozier, Norris, Johnson, and Crawford $254,688 each; and Restricted Stock Units assuming a fair value price per share of $77.29 with an aggregate grant date fair value for Messrs. Masters and Kissam $0 each; Mr. Tozier $944,329, Mr. Norris $236,121, Messrs Johnson and Crawford $708,286 each. Amount indicated is Mr. Kissam's non-employee Director grant of shares of Common Stock with a fair value per share of $76.06; he did not receive an equity grant in 2020 for his service as CEO. For further information on the non-employee Director grants, please see “Director Compensation” beginning on page 54.
(6)Includes the actuarial increases in the present values of the NEOs’ benefits under our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Mr. Kissam had a gain of $1,873,677 in 2020. For a full description of the pension plan assumptions used by us for financial reporting purposes, see Note 15 to our Consolidated Financial Statements filed on Form 10-K for the year ended December 31, 2020.
(7)All other compensation amounts reported for 2020 include:

All Other Compensation
Name	Company Contribution to Albemarle 401K Plan	Company Contributions to Defined Retirement Benefit in Savings Plan	Company Contributions to Nonqualified Deferred Compensation Plan	Perquisites(a)	Total
J. Kent Masters, Jr.	$14,025	$14,250	$37,434	$48,911	$114,620
Scott A. Tozier	$14,025	$14,250	$50,681	$17,050	$96,006
Eric W. Norris	$14,025	$14,250	$31,291	$17,050	$76,616
Netha N. Johnson, Jr.	$14,025	$14,250	$34,789	$35,692	$98,756
Raphael G. Crawford	$14,025	$14,250	$46,938	$13,720	$88,933
Luther C. Kissam IV	$14,025	$14,250	$—	$3,050	$31,325
___________________________________________________
(a)    Includes the following: personal financial consulting expenses in the amount of $14,000 paid by the Company on behalf of Messrs. Masters, Tozier, Norris, and Johnson; moving expenses in the amounts of $31,861 and $19,192 for Messrs. Masters and Johnson, respectively; executive wellness exams in the amount of $2,500 paid by the Company on behalf of Messrs. Masters, Tozier, Norris, Johnson, Crawford, and Kissam; annual credit card fees of $550 paid by the Company on behalf of Messrs. Masters, Tozier, Norris, Crawford and Kissam; and a corporate country club membership in the amount of $10,670 that Mr. Crawford and the Catalyst business use for customer meetings and events.

Compensation Risk Assessment
As part of its oversight of the Company’s executive compensation program, the Committee considers the impact of the Company’s executive compensation program and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all employee compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk-taking, to determine whether they present a significant risk to the Company. At the Committee’s direction, our Chief Human Resources Officer and members of our Total Rewards team, together with our Vice President, Audit & Risk Management and members of our Internal Audit team, conducted a risk assessment of our compensation programs. This assessment included, but was not limited to, evaluation of each compensation program based on the following categories: (i) performance measures and period; (ii) funding; (iii) pay mix; (iv) goal setting and pay-for-performance alignment; and (v) controls and processes.
The Committee reviewed the findings of the assessment and concluded that our compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and that the balance of compensation elements discourages excessive risk-taking. The Committee therefore determined that the risks arising from our compensation policies and practices for employees are not reasonably likely to have a material adverse effect on the Company. In its discussions, the Committee considered the attributes of our programs, including:
•The balance between annual and long-term performance opportunities;
•Alignment of our programs with business strategies focused on long-term growth and sustained shareholder value;
•Dependence upon the achievement of specific corporate and individual performance goals that are objectively determined with verifiable results;
•That corporate goals include both financial and stewardship metrics (safety and environment) and have pre-established threshold, target, and maximum award limits;
•The Executive Compensation Committee’s ability to consider non-financial and other qualitative performance factors in determining actual compensation payouts;
•Stock ownership guidelines that are reasonable and align executives’ interests with those of our shareholders; and
•Forfeiture and recoupment policy provisions for cash and equity awards.

Grants of Plan-Based Awards
The Albemarle Corporation 2017 Incentive Plan (the "Plan") serves as the core program for the performance-based compensation components of our NEOs' total compensation. This plan:
•Defines the incentive arrangements for eligible participants;
•Authorizes the granting of annual and long-term cash incentive awards, stock options, stock appreciation rights, performance shares, PSUs, restricted stock, RSUs, and other incentive awards, all of which may be made subject to the attainment of performance goals recommended by management and approved by the Committee;
•Provides for the enumeration of the business criteria on which performance goals are to be based; and
•Establishes the maximum share grants or awards (or, in the case of cash incentive awards, the maximum compensation) that can be paid to a participant under the Plan.
With the exception of significant promotions and new executive hires, grants generally are determined at the first meeting of the Committee each year following the availability of the financial results for the prior year. Awards to our NEOs were made on February 28, 2020, for the 2020 LTIP. These awards consisted of stock options, PSUs, and RSUs.
•The awards of PSUs vest 50% at the time the Committee determines the performance relative to the goals after the end of the three-year performance period, with the remaining 50% vesting on the following January 1.
•The 2020 stock options fully vest on the third anniversary of the grant date.
•The 2020 award of RSUs will vest 50% on the third anniversary of the grant date, while the remaining 50% will vest on the fourth anniversary of the grant date.
•The 2020 award of retention RSUs will fully vest on the third anniversary of the grant date.
For additional information with respect to these awards, please see “Compensation Discussion and Analysis” beginning on page 3.

GRANTS OF PLAN-BASED AWARDS
The following table provides information regarding equity and non-equity awards granted to our NEOs during the fiscal year ended December 31, 2020.

Grants of Plan-Based Awards(1)
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options (#)	Base Price per Option Award	Grant Date Aggregate Fair Value of Stock and Option Awards(2)
		Thres-hold	Target	Max	Threshold # of shares	Target # of shares	Max # of shares
		$—	$868,053	$1,736,106
J. Kent Masters, Jr.	5/8/2020							54,475			$3,248,889
		$—	$489,016	$978,032
Scott A. Tozier	2/28/2020								12,421	81.85	$275,001
	2/28/2020							3,360			$254,688
	2/28/2020				1,680	3,360	6,720				$413,246
	2/28/2020				1,680	3,360	6,720				$254,688
	2/28/2020							12,218			$944,329
		$—	$420,248	$840,496
Eric W. Norris	2/28/2020								12,421	81.85	$275,001
	2/28/2020							3,360			$254,688
	2/28/2020				1,680	3,360	6,720				$413,246
	2/28/2020				1,680	3,360	6,720				$254,688
	2/28/2020							3,055			$236,121
		$—	$397,541	$795,082
Netha N. Johnson, Jr.	2/28/2020								12,421	81.85	$275,001
	2/28/2020							3,360			$254,688
	2/28/2020				1,680	3,360	6,720				$413,246
	2/28/2020				1,680	3,360	6,720				$254,688
	2/28/2020							9,164			$708,286
		$—	$387,224	$774,448
Raphael G. Crawford	2/28/2020								12,421	81.85	$275,001
	2/28/2020							3,360			$254,688
	2/28/2020				1,680	3,360	6,720				$413,246
	2/28/2020				1,680	3,360	6,720				$254,688
	2/28/2020							9,164			$708,286
		$—	$1,250,000	$2,500,000
Luther C. Kissam IV								1,725			$131,204
___________________________________________________
(1)For additional information with respect to the plan-based awards, please see “Compensation Discussion and Analysis” beginning on page 3.
(2)The dollar amounts represent the grant date fair value of the awards calculated in accordance with FASB ASC Topic 718 and assume (i) the grant date fair value of rTSR PSUs using a Monte-Carlo simulation valuation to incorporate the relative TSR at $122.99; (ii) the grant date fair value of $75.80 per unit of ROIC PSUs and Annual RSUs granted on February 28, 2020; (iii) the grant date fair value of $59.64 per RSU granted on May 8, 2020; (iv) the grant date fair value of $77.29 per Retention RSU granted on February 28, 2020; (v) the grant date fair value of $76.06 per share of Common Stock granted on July 1, 2020, in accordance with the 2013 Directors Plan; and (vi) the grant date fair value of all options using the Black-Scholes valuation model of $22.14 per option granted on February 28, 2020. For further information on the Black-Scholes model and related stock price assumptions utilized during fiscal 2020, see Note 19 to our Consolidated Financial Statements filed on Form 10-K for the year ended December 31, 2020. For further information on the Directors Plan, see "Director Compensation" beginning on page 54.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table presents information concerning the number and value of unexercised options, non-vested stock (including restricted stock units or performance units) and incentive plan awards for the NEOs outstanding as of the end of the fiscal year ended December 31, 2020.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested (#)	Market Value Of Shares Or Units Of Stock That Have Not Vested ($) (2)		Equity Incentive Plan Awards: Number Of Unearned Shares, Units, Or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Or Payout Value Of Unearned Shares, Units, Or Other Rights That Have Not Vested ($) (2)
J. Kent Masters, Jr.					54,475	$8,036,152	(3)
Scott A. Tozier	22,320	—	$56.08	2/23/2025
	14,010	—	$56.56	2/25/2026
	8,935	—	$92.93	2/23/2027
	—	7,029	$118.75	2/22/2028
	—	9,925	$91.00	2/25/2029
	—	12,421	$81.85	2/27/2030
					1,346	$198,562	(4)
					2,212	$326,314	(5)
					3,022	$445,805	(6)
					3,360	$495,667	(7)
					12,218	$1,802,399	(8)
								2,691	(11)	$396,976
								4,422	(12)	$652,333
								3,022	(13)	$445,805
								3,022	(13)	$445,805
								3,360	(14)	$495,667
								3,360	(14)	$495,667
Eric W. Norris	—	4,107	$118.75	2/22/2028
	—	7,669	$91.00	2/25/2029
	—	12,421	$81.85	2/27/2030
					1,264	$186,465	(5)
					18,228	$2,688,995	(9)
					2,336	$344,607	(6)
					3,360	$495,667	(7)
					3,055	$450,674	(8)
								2,528	(12)	$372,931
								2,336	(13)	$344,607
								2,336	(13)	$344,607
								3,360	(14)	$495,667
								3,360	(14)	$495,667

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested (#)	Market Value Of Shares Or Units Of Stock That Have Not Vested ($) (2)		Equity Incentive Plan Awards: Number Of Unearned Shares, Units, Or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Or Payout Value Of Unearned Shares, Units, Or Other Rights That Have Not Vested ($) (2)
Netha N. Johnson, Jr.	—	7,218	$91.00	2/25/2029
	—	12,421	$81.85	2/27/2030
					3,308	$487,996	(10)
					2,198	$324,249	(6)
					3,360	$495,667	(7)
					9,164	$1,351,873	(8)
								2,198	(13)	$324,249
								2,198	(13)	$324,249
								3,360	(14)	$495,667
								3,360	(14)	$495,667
Raphael G. Crawford	6,255	—	$92.93	2/23/2027
	—	5,021	$118.75	2/22/2028
	—	7,218	$91.00	2/25/2029
	—	12,421	$81.85	2/27/2030
					942	$138,964	(4)
					1,580	$233,082	(5)
					2,198	$324,249	(6)
					3,360	$495,667	(7)
					9,164	$1,351,873	(8)
								1,884	(11)	$277,928
								3,158	(12)	$465,868
								2,198	(13)	$324,249
								2,198	(13)	$324,249
								3,360	(14)	$495,667
								3,360	(14)	$495,667
Luther C. Kissam IV	99,195	—	$56.08	2/23/2025
	62,267	—	$56.56	2/25/2026
	35,740	—	$92.93	2/23/2027
	—	20,825	$118.75	2/22/2028
	—	18,045	$91.00	2/25/2029
								14,037	(12)	$2,070,738
								6,182	(13)	$911,969
								6,182	(13)	$911,969

____________________________________
(1)The vesting dates for the stock options outstanding are as follows per option grant date:

Grant Date	Vesting Schedule
2/24/2015	Vested in three equal increments on the third, fourth and fifth anniversaries of the grant date, or February 24, 2018, 2019 and 2020
2/26/2016	Cliff vested on the third anniversary of the grant date, or February 26, 2019
2/24/2017	Cliff vested on the third anniversary of the grant date, or February 24, 2020
2/23/2018	Cliff vested on the third anniversary of the grant date, or February 23, 2021
2/26/2019	Cliff vests on the third anniversary of the grant date, or February 26, 2022
2/28/2020	Cliff vests on the third anniversary of the grant date, or February 28, 2023
(2)Based on the closing price per share of Common Stock on December 31, 2020, which was $147.52.
(3)Reflects a RSU award granted in 2020 that will vest in full on April 19, 2023. For further information on the RSU awards, please see “Compensation Discussion and Analysis” beginning on page 3.
(4)Reflects a RSU award granted in 2017 that vested 50% in 2020 and 50% in 2021. For further information on the RSU awards, please see “Compensation Discussion and Analysis.”
(5)Reflects a RSU award granted in 2018 that vested 50% in 2021 with the remaining 50% vesting in 2022. For further information on the RSU awards, please see “Compensation Discussion and Analysis.”
(6)Reflects a RSU award granted in 2019 that will vest 50% in 2022 with the remaining 50% vesting in 2023. For further information on the RSU awards, please see “Compensation Discussion and Analysis.”
(7)Reflects a RSU award granted in 2020 that will vest 50% in 2023 with the remaining 50% vesting in 2024. For further information on the RSU awards, please see “Compensation Discussion and Analysis.”
(8)Reflects a RSU award granted in 2020 that will vest in full on February 28, 2023. For further information on the RSU awards, please see “Compensation Discussion and Analysis.”
(9)Reflects a RSU award granted in 2018 that vested on March 1, 2021. For further information on the RSU awards, please see “Compensation Discussion and Analysis.”
(10)Reflects a RSU award granted in 2018 that vests in three equal increments on the first, second, and third anniversaries of the grant date, or August 8, 2019, 2020, and 2021. For further information on the RSU awards, please see “Compensation Discussion and Analysis.”
(11)Reflects a PSU award granted in 2017 that vested 50% in 2020 and 50% on January 1, 2021. Reflects the outstanding award at target. The award earned a payout amount of 0% for below Threshold level performance. For further information on the PSU awards, please see “Compensation Discussion and Analysis.”
(12)Reflects a PSU award granted in 2018 that vested 50% in 2021 with the remaining 50% vesting on January 1, 2022. Assumes 100% vesting of the award at a 100% Target level. For further information on the PSU awards, please see “Compensation Discussion and Analysis.”
(13)Reflects a PSU award granted in 2019 that if earned will vest 50% in 2022 with the remaining 50% vesting on January 1, 2023. Assumes 100% vesting of the award at a 100% Target level. For further information on the PSU awards, please see “Compensation Discussion and Analysis.”
(14)Reflects a PSU award granted in 2020 that if earned will vest 50% in 2023 with the remaining 50% vesting on January 1, 2024. Assumes 100% vesting of the award at a 100% Target level. For further information on the PSU awards, please see “Compensation Discussion and Analysis.”

OPTION EXERCISES AND STOCK VESTED
The following table presents information concerning the exercise of stock options and the vesting of stock (including restricted stock units or performance units) for the NEOs during the fiscal year ended December 31, 2020.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Kent Masters, Jr.	—	$—		—	$—
Scott A. Tozier	14,500	$202,870	(1)	7,958	$581,252	(4)
	16,478	$640,648	(2)	1,346	$124,411	(5)
	18,405	$993,183	(3)	1,990	$170,802	(6)
Eric W. Norris	—	$—		—	$—
Netha N. Johnson, Jr.	—	$—		3,308	$279,328	(7)
Raphael G. Crawford	1,030	$55,038	(8)	4,422	$322,983	(4)
	2,046	$111,701	(9)	942	$87,069	(5)
	3,720	$231,959	(10)	1,106	$94,928	(6)
	7,784	$481,632	(11)	—	$—
Luther C. Kissam, IV	40,000	$1,447,624	(12)	35,362	$2,582,840	(4)
	59,000	$1,999,717	(13)	5,381	$497,366	(5)
	82,390	$5,080,464	(14)	8,841	$758,823	(6)
	81,801	$5,139,033	(15)	5,381	$409,279	(16)
	—	$—		6,551	$498,269	(17)
	—	$—		5,496	$418,026	(18)
___________________________________________________
(1)On January 15, 2020, Mr. Tozier exercised and sold options for 14,500 shares of Common Stock at a grant price of $66.14 and a sale price of $80.13.
(2)On November 6, 2020, Mr. Tozier exercised and sold options for 16,478 shares of Common Stock at a grant price of $65.00 and a sale price of $103.88.
(3)On November 9, 2020, Mr. Tozier exercised and sold options for 18,405 shares of Common Stock at a grant price of $63.84 and a sale price of $117.80.
(4)A PSU award granted in 2016 vested on January 1, 2020. The value realized on vesting was calculated using a value of $73.04 per share, which was the closing price of our common stock on the New York Stock Exchange (“NYSE”) on December 31, 2019.
(5)A RSU award granted in 2017 vested on February 24, 2020. The value realized on vesting was calculated using a value of $92.43 per share, which was the closing price of our common stock on the NYSE on February 21, 2020.
(6)A RSU award granted in 2016 vested on February 26, 2020. The value realized on vesting was calculated using a value of $85.83 per share, which was the closing price of our common stock on the NYSE on February 25, 2020.
(7)A RSU award granted in 2018 vested on August 9, 2020. The value realized on vesting was calculated using a value of $84.44 per share, which was the closing price of our common stock on the NYSE on August 7, 2020.
(8)On November 11, 2020, Mr. Crawford exercised and sold options for 1,030 shares of Common Stock at a grant price of $65.00 and a sale price of $118.43.
(9)On November 11, 2020, Mr. Crawford exercised and sold options for 2,046 shares of Common Stock at a grant price of $63.84 and a sale price of $118.43.
(10)On November 11, 2020, Mr. Crawford exercised and sold options for 3,720 shares of Common Stock at a grant price of $56.08 and a sale price of $118.43.
(11)On November 11, 2020, Mr. Crawford exercised and sold options for 7,784 shares of Common Stock at a grant price of $56.56 and a sale price of $118.43.

(12)On February 21, 2020, Mr. Kissam exercised and sold options for 40,000 shares of Common Stock at a grant price of $56.16 and a sale price of $92.35.
(13)On September 15, 2020, Mr. Kissam exercised and sold options for 59,000 shares of Common Stock at a grant price of $66.14 and a sale price of $100.03.
(14)On November 17, 2020, Mr. Kissam exercised and sold options for 82,390 shares of Common Stock at a grant price of $65.00 and a sale price of $126.66.
(15)On November 17, 2020, Mr. Kissam exercised and sold options for 81,801 shares of Common Stock at a grant price of $63.84 and a sale price of $126.66.
(16)A RSU award granted in 2017 vested on July 1, 2020. The value realized on vesting was calculated using a value of $76.06 per share, which was the closing price of our common stock on the NYSE on July 1, 2020.
(17)A RSU award granted in 2018 vested on July 1, 2020. The value realized on vesting was calculated using a value of $76.06 per share, which was the closing price of our common stock on the NYSE on July 1, 2020.
(18)A RSU award granted in 2019 vested on July 1, 2020. The value realized on vesting was calculated using a value of $76.06 per share, which was the closing price of our common stock on the NYSE on July 1, 2020.

RETIREMENT BENEFITS

Pension Benefits
In 2004, we implemented a new defined contribution pension benefit ("DCPB") in the Savings Plan for all non-represented employees hired on or after April 1, 2004. Non-represented employees hired prior to that date continued to participate in our Pension Plan.
On October 1, 2012, the Board of Directors approved an amendment to our retirement plans to freeze accrued benefits in the Pension Plan and SERP effective December 31, 2014, and to provide for non-represented employees hired before April 1, 2004 who are participants in the Pension Plan to (i) become eligible for the DCPB in the Savings Plan effective January 1, 2013, and (ii) receive a one-time employer discretionary contribution in the Savings Plan in December 2012. In addition, the Board of Directors authorized application of a higher benefit formula for calculating accrued benefits in 2013 and 2014 only, as well as including an offset factor that would be applied to accrued benefits earned in 2013 and 2014.
PENSION BENEFITS
The following table presents information concerning the Pension Plan and the SERP. The Pension Plan provides for payments or other benefits to our NEOs at, following, or in connection with retirement. To the extent benefits under the Pension Plan exceed limits imposed under applicable provisions of the Code, they will be paid under the SERP.

Pension Benefits
Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)(1)(2)	Payments During Last Fiscal Year
J. Kent Masters, Jr.	Pension Plan	N/A		N/A	N/A
	SERP	N/A		N/A	N/A
Scott A. Tozier	Pension Plan	N/A		N/A	N/A
	SERP	N/A		N/A	N/A
Eric W. Norris	Pension Plan	N/A		N/A	N/A
	SERP	N/A		N/A	N/A
Netha N. Johnson, Jr.	Pension Plan	N/A		N/A	N/A
	SERP	N/A		N/A	N/A
Raphael G. Crawford	Pension Plan	N/A		N/A	N/A
	SERP	N/A		N/A	N/A
Luther C. Kissam, IV	Pension Plan	11.3325	(4)	623,323	—
	SERP (3)	11.2500	(4)	10,453,372	—
(1)For the qualified Pension Plan, pension earnings are limited by the 401(a)(17) pay limit. A temporary supplemental early retirement allowance of $5 per month per year of service is payable from the Pension Plan for participants who retire at age 60 with at least 15 years of service. SERP pay for the special 4% benefit includes 100% of cash incentive bonuses paid during the year.
(2)The present value of accumulated benefits including supplements, if any, is based on the actuarial present value of benefits payable at age 60, the earliest age at which unreduced benefits are payable. The following assumptions were used to determine the above present values:
a.Discount rates of 4.59%, 3.57%, and 2.51% as of December 31, 2018, 2019 and 2020, respectively;
b.Payment form of a life annuity with a 60-month guarantee of payments from the qualified Pension Plan, and a lump sum from the SERP; and

c.Mortality rates based on the RP2006 (revised in 2015) healthy annuitants with MP2018 generational projection scales, and Pri2012 health annuitants with MP2020 generation projection scales, respectively.
(3)Mr. Kissam was vested in his SERP benefits as of his retirement on July 1, 2020.
(4)The differences in service between the qualified Pension Plan and the SERP are generally due to rounding differences. The qualified plan bases credited service on hours worked during the year, whereas the SERP special 4% pension benefit bases credited service on the completed years and months of employment. Credited Service for both plans froze as of 12/31/2014.
The benefit formula under the Pension Plan is based on the participant’s final average earnings, which are defined as the average of the highest three consecutive calendar years’ earnings (base pay plus 50% of incentive awards paid in any fiscal year) during the ten consecutive calendar years immediately preceding the date of determination. Benefits under the Pension Plan are computed on the basis of a life annuity with 60 months of guaranteed payments. The benefits listed in the above compensation table (other than short service benefits under the SERP) are not subject to deduction for Social Security or other offset payments.

Supplemental Executive Retirement Plan
The SERP is a nonqualified defined benefit pension plan that provides eligible individuals the difference between the benefits they would actually accrue under the qualified Pension Plan but for the maximum benefit and compensation limitations under the qualified plan and deferrals of their compensation under our EDCP, and the benefits they actually accrue under the qualified Pension Plan. SERP benefits are paid in a lump sum on the later of (i) age 55 (65 if the employee has not completed at least ten years of service with us) and (ii) the employee’s separation from service (except that for key employees, as defined under relevant law, not earlier than six months after the employee’s separation from service).
All benefits under the SERP will be immediately paid (except that for key employees as defined under relevant law, not earlier than six months after the employee’s separation from service) if, within 24 months following a change in control, a participant’s employment is terminated.
The SERP is administered by our Employee Relations Committee, which consists of employees appointed by the CEO and the Chief Human Resources Officer. The Board or the Executive Compensation Committee of the Board may generally amend or terminate the SERP at any time. Certain amendments to the SERP may also be approved by the Employee Relations Committee.
In 2005, we amended and restated the SERP. Some of the amendments to the SERP were made to ensure compliance with Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004 (“Code Section 409A”), which imposes restrictions and requirements that must be satisfied in order to assure the deferred taxation of benefits as intended by the SERP. In 2012, the Board of Directors further amended the SERP (i) to remove the current provisions for freezing Final Average Compensation (as defined in the SERP) on and after December 31, 2012, and (ii) to freeze all benefits under the SERP as of December 31, 2014, which is consistent with the changes under our qualified Pension Plan.
In addition to the retirement benefits provided under the Pension Plan and the SERP, which are reflected in the table above, certain key employees may be granted special pension benefits equal to 4% of the employee’s average pay over the highest three consecutive years of service before the determination date, multiplied by the number of years of service up to 15 years, net of certain other benefits (including amounts received under the qualified and nonqualified plans). These benefits vest only after the employee has completed five years of service with us and are paid on the later of (i) age 55 (65 if the employee has not completed at least ten years of service with us) and (ii) the employee’s separation from service (except that for key employees as defined under relevant law, not earlier than six months after the employee’s separation from service). All such benefits shall be paid in one lump sum payment. These benefits have been granted to Mr. Kissam as the only NEO who was employed at Albemarle when these benefits were in effect.

Nonqualified Deferred Compensation
Executive Deferred Compensation Plan. Company contributions that cannot be made under our qualified Saving Plan because of limitations under the Code are credited under the EDCP. In addition to these Savings Plan make-up contributions, an EDCP participant may elect to defer up to 50% of base salary and/or 100% of each cash incentive award paid in a year (net of FICA and Medicare taxes due). Such amounts are deferred and will be paid at specified payment dates or upon retirement or other termination of employment. The EDCP also provides for a supplemental benefit of 5% of compensation in excess of amounts that may be recognized under the tax-qualified Savings Plan and of the cash incentive bonus award paid during the year.
Amounts credited under the EDCP are credited daily with investment gains and losses as if such amounts were invested in one or more of the Plan’s investment options. Accounts are generally paid at the time and in the form specified by participants when they make deferral elections, or upon a participant’s earlier death or disability.
The EDCP is administered by our Employee Relations Committee, which consists of employees appointed by the CEO and the Chief Human Resources Officer. The Executive Compensation Committee of the Board may generally amend or terminate the EDCP at any time. Certain amendments to the EDCP may also be approved by the Employee Relations Committee.
NONQUALIFIED DEFERRED COMPENSATION
The following table presents information concerning our NEOs’ benefits under the EDCP.

Nonqualified Deferred Compensation(1)
Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)(2)	Net Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)(5)
J. Kent Masters, Jr.	$—	$37,434	$—	$—	$37,434
Scott A. Tozier	$—	$63,639	$100,312	$—	$930,135
Eric W. Norris	$7,552	$31,744	$26,370	$—	$171,354
Netha N. Johnson, Jr.	$—	$53,272	$36,004	$—	$176,174
Raphael G. Crawford	$65,989	$72,469	$433,820	$—	$1,815,362
Luther C. Kissam, IV	$—	$112,406	$516,867	$—	$2,602,245
___________________________________________________
(1)Amounts reflected are based on activities recorded by Merrill Lynch, the plan’s administrator, as of December 31, 2020 and include contributions to the Savings Plan, EDCP and DCPB that were deferred in 2020.
(2)All amounts are reported as compensation to the NEOs in the Summary Compensation Table.
(3)Amounts reflected are based on aggregate earnings and gain/loss in last FY.
(4)Ending balances include Saving Plan make-up contributions and Company contributions on deferred base salary and/or cash incentive awards of the following amounts: Mr. Masters: $21,292; Mr. Tozier: $36,110; Mr. Norris: $11,525; Mr. Johnson: $14,589; Mr. Crawford: $36,879; and Mr. Kissam: $59,768.
(5)Mr. Norris's 2020 contribution of $7,552 and Mr. Crawford's 2020 contribution of $65,989 is reported as compensation in the Summary Compensation Table.

Agreements with Executive Officers and Other Potential Payments Upon Termination or a Change in Control
Payments Upon Termination
For our named executive officers, we provide for severance payments if we terminate their employment without cause because the individual’s position is eliminated or the organizational structure of the Company is changed which results in a redesign of work process and responsibilities affecting at least two individuals. In addition to offering outplacement assistance benefits, we provide for severance payments to our named executive officers, consisting of (other than for Mr. Masters) the sum of (x) one year of base salary in effect at the termination time, and (y) the employee’s target cash incentive award for the most recent year in which the employee participated in an annual bonus program. Mr. Masters is eligible to receive 1.5 times the amount of his annual base salary in effect at the termination time plus 1.5 times his target cash bonus for the year in which the termination takes place.
Our named executive officers (each of whom is a party to a severance compensation agreement as described below, but not an employment agreement) are eligible to receive payments as described above, only if a change in control has not occurred. If their employment is terminated in the event of a change of control, they are eligible to receive severance payments only under their severance compensation agreements (See "Severance Compensation Agreements").
Assuming a triggering event took place on December 31, 2020, each NEO would receive the following estimated payments:

Name	Estimated Payments
J. Kent Masters, Jr.	$3,375,000
Scott A. Tozier	$1,107,000
Eric W. Norris	$986,563
Netha N. Johnson, Jr.	$945,000
Raphael G. Crawford	$918,750
Note: Change in control related payments for executives are provided only under the individual severance compensation agreements described below.
Note: Mr. Kissam was no longer an employee at December 31, 2020 and, therefore, is excluded from the overview.

Payments Upon Termination After a Change in Control
We have severance compensation agreements in place for our named executive officers. Our severance compensation agreements provide that if we terminate an executive’s employment other than for “cause” or the executive resigns due to a “good reason for resignation” on or before the second anniversary of a “change in control” (as such terms are defined in the agreements), or if the executive dies after we execute a definitive agreement that results in a change in control, the executive will be entitled to (i) base salary and vacation pay accrued through the termination date for the year in which the termination occurs, (ii) annual cash incentive award accrued through the termination date, (iii) continued Company-paid medical, dental, and vision insurance, as applicable, for 18 months, (iv) financial and outplacement counseling benefits, (v) relocation benefits, as per the Company’s U.S. Domestic Executive Relocation Policy, but only for the executive to return to the state he or she relocated from within two years prior to the change in control, (vi) the lump sum severance payment described below, and (vii) special treatment of outstanding awards granted under our incentive plans in accordance with the terms of the notices granting such awards. None of our named executive officers is entitled to excise tax gross-ups for change in control payments.
In the event of a change in control and termination of employment as referenced above, the lump sum severance payment referenced in clause (vi) above consists of two times the sum of (a) the executive’s annual base salary immediately prior to termination or immediately before the change in control (whichever is greater) and (b) the executive’s target cash incentive award in place immediately before the termination date or immediately before the change in control (whichever is greater). The severance payment will be reduced dollar for dollar by the amount of the non-competition payment described below. If excise taxes would be levied against the amounts payable under the severance compensation agreement for the named executive officer, then the payment will be reduced so that excise taxes will not apply.
The award agreements provide that if a replacement award is issued or the award continues because the Company remains publicly traded after the change in control, there is no special treatment of the awards unless an executive is involuntarily terminated without “cause” or voluntarily terminates for “good reason” (as defined in the award agreements) within two years after the change in control, in which event accelerated vesting of time-based awards will occur (except that stock options continue on the original exercisability schedule). If the Company is no longer publicly traded, awards will be immediately earned and payable on a pro-rata basis at the higher of target or actual performance as of the change in control.

The following table illustrates the Change in Control ("CIC") impact on awards

	Situation	RSUs	Options	PSUs
Awards Granted after January 1, 2017	1. CIC + Termination of Employment (including good reason for resignation)	Full and accelerated vesting upon CIC + Termination of Employment	Full and accelerated vesting upon CIC + Termination of Employment	Prorated and accelerated vesting at higher of actual or target upon CIC + termination
2. CIC + Continuation of Employment and Albemarle is no longer publicly traded
• Replace with an award with the same value but allows for full and accelerated vesting if not converted to the same value and conditions.
• If the executive is terminated without “cause” or terminates for “good reason” within two years of the CIC, accelerated vesting occurs.
Prorated and accelerated vesting based on higher of actual or target performance upon CIC.
3. CIC + Continuation of Employment and Albemarle continues to be traded
• No change to the existing vesting schedule.
• If the executive is terminated without “cause” or terminates for “good reason” within two years of the CIC, accelerated vesting of time-based equity occurs. PSUs will vest prorated based on the higher of actual or target performance.

Each severance compensation agreement provides that if the executive’s employment is terminated by reason of retirement (for individuals in our retirement plans) or death, the executive’s benefits will be determined in accordance with the Company’s benefits and insurance programs then in effect, except that if the death occurs after the execution of a definitive agreement which results in a change in control, then the executive’s beneficiary will be entitled to the benefits under the severance compensation agreement as if the Company issued the executive a notice of termination 30 days after the change in control. If, after a change in control, an executive is terminated for “cause” or voluntarily quits other than for “good reason for resignation” (as such terms are defined in the agreements), he or she is entitled to receive only a lump sum payment equal to his or her salary and benefits accrued through the termination date. If an executive is unable to perform full-time duties due to a qualifying disability, the executive shall continue to receive base salary and all other compensation and benefits provided under the Company benefit and disability plans. If an executive is terminated due to disability, he or she is entitled to receive the benefits determined in accordance with our retirement and insurance programs and other applicable programs in effect immediately prior to the change in control or the programs in effect at the time they are paid (whichever is greater).
Each severance compensation agreement’s term ends on December 31, except for Mr. Masters, whose agreement continues in effect through December 31, 2023. Each agreement is subject to automatic one-year extensions unless either the executive or our Executive Compensation Committee notifies the other of its desire not to extend. If there is a change in control, the severance compensation agreement will remain in effect until the second anniversary of the change in control. In order to receive the benefits under the severance compensation agreements, each executive who is terminated following a change in control must agree not to compete with the Company from the date of termination of employment with the Company until the second anniversary thereof. In consideration of this agreement not to compete, the executive will receive a non-competition payment equal to the value of the non-compete agreement as determined by an unrelated third-party retained by the Company that is in the business of valuing non-competition payments, with the intent that the non-competition payment should qualify as reasonable compensation for purposes of relevant tax law. Should any federal, state, or local taxing authority challenge the non-competition payment’s treatment as reasonable compensation, the Company shall engage legal and other professionals necessary to defend against any such challenge.

For purposes of the severance compensation agreements, “change in control” means the occurrence of any of the following events:
•Any person or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) becomes the direct or indirect beneficial owner of 20% or more of the combined voting power of our then-outstanding voting securities (other than as a result of an issuance of securities approved by Continuing Directors (as defined in the 2017 Incentive Plan and applicable change in control agreements) or open-market purchases approved by Continuing Directors at the time of purchase), unless (in the case of beneficial ownership that does not exceed 30% of such voting securities) at least two-thirds of Continuing Directors determine that such event does not constitute a “change in control”;
•As a result of a reorganization, merger, share exchange or consolidation (each, a “Business Combination”), a contested election of Directors, or a combination thereof, the Continuing Directors cease to constitute a majority of our or any successor’s board of directors within two years of the last of such transaction(s); or
•There is a shareholder-approved Business Combination unless (a) all or substantially all of our outstanding voting securities’ beneficial owners immediately prior to the Business Combination own more than 60% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of Directors resulting from the Business Combination (with no one person owning more than 30%), in substantially the same proportions as immediately before the Business Combination and (b) at least a majority of the post-Business Combination Directors are Continuing Directors.
In the event of a hypothetical occurrence of both a change in control and a termination of a named executive officer’s employment in accordance with such officer’s severance compensation agreement and applicable incentive award agreements, and assuming these events took place on December 31, 2020, with the closing market price of our Common Stock at $147.52 per share as of that date, each NEO would be entitled to the following estimated payments and accelerated vesting:

Estimated Payments and Benefits under the Severance Compensation Agreements
Name	Lump-sum severance payment and Non- competition agreement(1)	Accelerated value(s) of time-based equity compensation	Accelerated value(s) of performance units	Elimination of offsets under SERP	Counseling and other insurance benefits(2)	Total
J. Kent Masters, Jr.	$5,365,405	$8,036,152	$—	$—	$129,076	$13,530,633
Scott A. Tozier	$2,701,525	$4,847,621	$2,626,495	$—	$82,238	$10,257,879
Eric W. Norris	$2,423,367	$5,531,115	$1,535,782	$—	$87,008	$9,577,272
Netha N. Johnson, Jr.	$2,334,406	$3,883,434	$762,777	$—	$471,946	$7,452,563
Raphael G. Crawford	$2,023,787	$3,911,937	$1,972,441	$—	$303,196	$8,211,361
___________________________________________________
Note: Mr. Kissam was no longer an employee at December 31, 2020 and, therefore, is excluded from the above overview.
(1)As described above, upon termination following a change in control, the NEO would be entitled to a lump-sum severance payment equal to two times annual base compensation and target annual variable compensation, in all cases reduced by the non-competition payment amount as determined by a third-party in the business of valuing non-competition payments in return for an agreement not to compete for a two-year period post-termination. As the non-competition payment is not determinable at this time, only the total severance payment amount without the reduction is reflected in the table. Accrued incentive compensation is also included and based on the calculated company score and an individual performance modifier of 15%.
(2)This amount includes (i) outplacement counseling and financial counseling, in each case not to exceed $25,000, (ii) estimated relocation benefits if the executive has relocated within two years prior to the change in control, is relocating back to his/her original location and reflecting the original price of their current home, and (iii) the value of medical, dental and vision benefits continuation for 18 months post-termination for all NEOs listed.

CEO PAY RATIO
The principles that guide us for our executive compensation program are not different than for the organization at large:
•We use the market median as our reference point for our compensation and benefits program.
•The market median is specific for the country in which we compete for talent.
•The market median is also specific to the job level for each of our employees.
•The market median also determines the mix between base pay, short-term incentive pay, long-term equity, and benefits. As the job level increases we typically see an increase in total compensation as well as an increase in that portion of total compensation that is equity-based and the portion that is based on performance.
We disclose below the ratio of our CEO’s annual total compensation relative to the median annual total compensation of the median employee of the Company for the year ended December 31, 2020. For the purpose of this calculation we use the annualized compensation of Mr. Masters, as he was Albemarle's CEO at the record date. As permitted or required by Item 402(u) of Regulation S-K, our process for determining the total employee population and the median employee annual total compensation included the following factors:
•Employee population
◦We used our global system of record for all of our employees worldwide.
◦We included all employees, whether salaried or hourly, and whether employed on a full-time, part-time, or seasonal basis.
◦We used November 15, 2020 as our record date.
◦To allow for comparisons across international jurisdictions, we converted into U.S. dollars any base cash compensation amounts denominated in non-U.S. currencies, using exchange rates effective at the record date.
◦We did not adjust for global cost of living differences.
•Consistently applied compensation measure
◦We determined the median employee annual total compensation by using a consistently applied compensation measure, namely, base salary or wages (“base cash compensation”), for all individuals, excluding our CEO, who were employed by us on November 15, 2020.
◦For part-time workers, we did not adjust base cash compensation to the equivalent for a full time employee.
◦We annualized the compensation for all permanent employees (full- or part-time) who were not employed by us for all of 2020.
◦For hourly employees, base cash compensation is based on their hourly rate in combination with their standard hours of work.
Applying these and other relevant factors, we identified a median employee. We then determined for that employee the total compensation level to be at $76,007 for the year ended December 31, 2020 (calculated in accordance with Item 402(c)(2)(x) of Regulation S-K). On the same basis, the total annualized compensation (to adjust for him being employed a partial year) for our CEO for the year ended December 31, 2020 was $6,996,131. Accordingly, for the year ended December 31, 2020, the ratio of our CEO’s total compensation to that of our median employee is 92:1.
Given the different methodologies that various public companies will use to determine an estimate of their CEO pay ratio, the ratio reported above should not be used as a basis for comparison between companies.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information as of December 31, 2020, with respect to compensation plans under which shares of our Common Stock are authorized for issuance.

Equity Compensation Plan Information
Equity Compensation Plans Approved by Shareholders (1)	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
2008 Incentive Plan	441,069	(2)	$66.28	—	(3)
2017 Incentive Plan	701,973	(4)	94.47	3,754,334
2013 Stock Plan for Non-Employee Directors	40,425	(5)	-	345,405
Total	1,183,467			4,099,739
___________________________________________________
(1)We have no equity compensation plans that are not shareholder approved.
(2)Amount includes, in addition to outstanding options and restricted stock unit awards payable in shares, 5,199 units of the 2017 Performance Unit Awards at Target.
(3)Effective with the 2017 Incentive Plan, shares were no longer available to be issued under the 2008 Incentive Plan.
(4)Amount includes, in addition to outstanding options and restricted stock unit awards payable in shares, 53,167 units, 76,734 units and 80,600 units of the 2018, 2019 and 2020 Performance Unit Awards at Target, respectively.
(5)Amount reflects 40,425 deferred units invested in phantom shares under the 2013 Directors Plan that are to be paid in shares at a future time under the terms of the Plan.

PROPOSAL 1 – ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION
Shareholders have an opportunity to cast an advisory vote on compensation of our NEOs as disclosed in this Proxy Statement. This proposal, commonly known as “Say-on-Pay,” gives shareholders the opportunity to approve, reject or abstain from voting on the proposed resolution regarding our fiscal year 2020 executive compensation program.
Our compensation philosophy policies are described in the "Compensation Discussion and Analysis" and the "Compensation of Executive Officers" sections, and the accompanying tables (including all footnotes) and narrative, beginning on page 3 of this Proxy Statement. The Committee designs our compensation policies for our NEOs to create executive compensation arrangements linked to the creation of long-term growth, sustained shareholder value, and individual and annual corporate performance, and to be competitive with peer companies of similar size, value, and complexity, as well as to encourage stock ownership by our senior management. Based on its review of the total compensation of our NEOs for fiscal year 2020, the Committee believes that the total compensation for each of the NEOs is reasonable and effectively achieves the designed objectives of driving superior business and financial performance, attracting, retaining, and motivating our people, aligning our executives with shareholders’ long-term interests, focusing on the long-term, and creating balanced program elements that discourage excessive risk-taking.
At our 2020 annual meeting of shareholders we conducted our Say-on-Pay vote regarding our 2019 executive compensation program. Approximately 96% of the shares voted at our 2020 annual meeting were cast in favor of our advisory vote on NEO compensation. In 2020, as in previous years, we conducted our annual outreach effort with our largest shareholders. We requested feedback on our governance practices, executive compensation program, and their concerns, and we take this feedback into consideration when making changes to our executive compensation programs that we believe further aligns our compensation program with our business strategy and our shareholders’ interests. See “Shareholder Alignment,” beginning on page 4 of this Proxy Statement, for more information on our compensation program.
The Committee values the opinions of our shareholders, and will consider the outcome of the vote when making future executive compensation decisions as it deems appropriate. The approval of the non-binding resolution approving the compensation of our NEOs requires that the votes cast in favor of the proposal exceed the number of votes cast in opposition to the proposal. However, neither the approval nor the disapproval of this resolution will be binding on the Board of Directors or the Company nor construed as overruling a decision by the Board of Directors or the Company. Neither the approval nor the disapproval of this resolution will create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Board of Directors or the Company.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPANY’S COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS:
“RESOLVED, that the Company’s shareholders APPROVE, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion.”

GOVERNANCE MATTERS
Our Board of Directors and management periodically review our Corporate Governance Guidelines and other corporate governance policies, principles, and procedures, to determine whether they should be revised to address recent changes in regulatory requirements and evolving governance practices.
Our Corporate Governance Guidelines, including Director independence standards, our Code of Conduct, and the charters of our Audit & Finance, Executive Compensation, Nominating & Governance, Capital Investment, and Health, Safety & Environment committees are available on our website at www.albemarle.com (See Investors/Corporate Governance) and are available in print to any shareholder upon request by contacting our Investor Relations department.
Director Independence
The Board has determined that Directors Brlas, Minor, O’Brien, O'Connell, Seavers, Steiner, Van Deursen, and Wolff are each “independent” as described by the NYSE listing standards and the independence standards of our Corporate Governance Guidelines.
In order for a Director or nominee to be considered “independent” by the Board, he or she must (i) be free of any relationship that, applying the rules of the NYSE, would preclude a finding of independence, and (ii) not have any material relationship (either directly or as a partner, shareholder, or officer of an organization) with us or any of our affiliates or any of our executive officers or any of our affiliates’ executive officers. In evaluating the materiality of any such relationship, the Board takes into consideration whether disclosure of the relationship would be required by the proxy rules under the Exchange Act. If disclosure of the relationship is required, the Board must make a determination that the relationship is not material as a prerequisite to finding that the Director or nominee is “independent.”
Board Leadership Structure and Role in Risk Oversight
Leadership Structure
As part of our annual corporate governance and succession planning review, the Nominating & Governance Committee and the Board evaluate our board leadership structure to ensure that the structure in place is appropriate for the Company at the time.
The Company maintains combined roles of Chairman of the Board and CEO. Given our current circumstances and operating strategies, we believe that having a combined Chairman of the Board and CEO is the appropriate structure for our shareholders and our Company. Mr. O'Brien serves as our Lead Independent Director. The Company continues to benefit from the leadership experience of our Lead Independent Director, Mr. O'Brien, and the strategic vision of our Chairman, President and CEO, Mr. Masters.
Our Corporate Governance Guidelines provide for two structural options: (1) a combined Chairman of the Board and CEO with a Lead Independent Director, as we currently utilize, or (2) a separate Nonexecutive (Independent) Chairman of the Board from CEO. These guidelines include a description of the responsibilities for both a Non-executive Chairman of the Board and a Lead Independent Director in Annexes B and A thereof, respectively.

Risk Oversight
Our Board has primary responsibility for risk oversight, with general oversight delegated to the Audit & Finance Committee. To assist the Board and the Audit & Finance Committee with that responsibility, management established an Enterprise Risk Management (“ERM”) process that is led by the Chief Financial Officer (“CFO”) and our Vice President, Audit & Risk Management, and managed by the Company’s ERM Committee, with cross functional representation by senior Company leaders worldwide. The ERM Committee meets regularly to identify, discuss and assess Company-wide risks and develop action plans to mitigate those risks categorized as having the largest potential financial, reputational, and/or health, safety, or environmental impacts – all of which are included in an annual report. The CFO and Vice President, Audit & Risk Management regularly report to the Audit & Finance Committee, generally highlighting those risks identified as the most significant, reviewing the Company’s methods of risk assessment and risk mitigation strategies, and updating the Audit & Finance Committee on issues the ERM Committee has identified as possible emerging risks.
The Audit & Finance Committee reports to the full Board on risk oversight, among other matters. Additionally, the Board receives a copy of the annual ERM report presented by the Vice President, Audit & Risk Management to the Audit & Finance Committee in which the Company identifies its risk areas and oversight responsibility. The Board also engages in periodic discussions with the CFO, Chief Compliance Officer, and other members of the ERM Committee, as appropriate.
While the Audit & Finance Committee is responsible for, among other matters, general ERM, the full Board and each of the other standing Board committees consider risks within their area of responsibility. The Board oversees corporate strategy, business development, capital structure, market exposure, intellectual property, legal, and country-specific risks. The Executive Compensation Committee considers human resources risks and potential risks relating to our employee (including executive) compensation programs. See the “Compensation Risk Assessment,” on page 27. The Nominating & Governance Committee considers governance risks. The Health, Safety & Environment Committee considers the effectiveness of our health, safety, and environmental protection programs and initiatives. The Health, Safety & Environment Committee also assists the Board with oversight of matters related to the enhancement of our global reputation, our corporate social responsibility, and the sustainability of our products and operations. Each of the committees regularly reports to the Board.
The Board also exercises oversight of information security matters and cybersecurity. The Company conducts an annual cyber assessment using the NIST Cybersecurity Framework, and this assessment is routinely conducted by an independent cybersecurity firm. Our last such independent assessment was conducted in March, 2020. In addition, information security training is conducted as part of our compliance program and the Company has procured an information security insurance policy. Our Chief Information Officer and Chief Information Security Officer update the Board at least annually on these and other related matters.
We believe the current leadership structure of the Board supports the risk oversight functions described above by providing independent leadership at the committee level, with ultimate oversight by the full Board.
Director Retirement Policy
Our Corporate Governance Guidelines provide that in general, a non-employee director should not stand for re-election in the year in which he or she reaches 72 years of age, although the Board shall have the authority to grant exceptions to this limitation on a case-by-case basis. None of our current directors attained or will attain the age of 72 in 2021.

Meetings of Non-Employee Directors
Executive sessions of the non-employee members of the Board were held regularly in conjunction with scheduled meetings of the Board during 2020. Mr. O'Brien, in his role as Lead Independent Director, presided at the executive sessions of the non-employee Directors held during the year beginning with his appointment as Lead Independent Director in April 2020. Prior to Mr. O'Brien's appointment, Mr. Masters, as our previous Lead Independent Director, presided at the executive sessions of the non-employee Directors ending with his appointment as CEO in April 2020. Shareholders and other interested persons may contact the Chair of the Nominating & Governance Committee or the non-employee members of the Board as a group through the method described in “Questions and Answers about this Proxy Statement and the Annual Meeting — How do I communicate with the Board of Directors?" on page 74.
Director Continuing Education
We encourage Directors to attend periodic director continuing education programs. Typically, director education programs focus on issues and trends affecting directors of publicly-held companies. We reimburse our Directors for tuition and expenses associated with attending these programs.
Attendance at Annual Meeting
We anticipate all Directors will attend the annual meeting of shareholders each year. All incumbent Directors attended our 2020 annual meeting of shareholders.
Board Meetings
The Board meets during the year to review significant developments affecting us and to act on matters requiring Board’s approval, and may hold special meetings between scheduled meetings when appropriate. During 2020, the Board held 8 meetings.
Committees of the Board of Directors; Assignments and Meetings
The Board maintains five "standing committees:" Audit & Finance; Executive Compensation; Nominating & Governance; Health, Safety & Environment; and Capital Investment. In addition, the Board maintains an Executive Committee, composed of Messrs. O'Brien and Masters. The Board determined that all members of the standing committees are “independent” within the meaning of the listing standards of the NYSE and the independence standards of our Corporate Governance Guidelines, with the exception of Mr. Kissam, our former CEO, who serves on the Health, Safety & Environment Committee. See “Director Independence” on page 45.

The following table lists committee assignments of each current Director as of the March 8, 2021 record date and the number of times each committee met during 2020. Committee assignments were realigned in May 2020 to the below structure following the retirement of three Directors. Each of the Directors attended at least 75% of the total number of Board meetings and meetings of the committees of the Board on which the Director served in 2020.

	Audit & Finance Committee	Executive Compensation Committee	Nominating & Governance Committee	Health, Safety & Environment Committee	Capital Investment Committee
Management Director
J. Kent Masters, Jr.
Non-Employee Directors
M. Lauren Brlas	●				☐
Luther C. Kissam, IV(1)				☐
Glenda J. Minor	☐		☐
James J. O’Brien	☐		●
Diarmuid B. O'Connell		☐		☐
Dean L. Seavers		☐			●
Gerald A. Steiner	☐			●
Holly A. Van Deursen		☐			☐
Alejandro D. Wolff		●	☐
Number of Meetings in 2020	6	7	5	4	4

Chair	☐	Member
___________________________________________________
(1)Mr. Kissam is not standing for re-election in 2021.
Audit & Finance Committee
The Audit & Finance Committee is a separately designated standing committee in accordance with Section 3(a)(58)(A) of the Exchange Act. The duties of the Audit & Finance Committee are set forth in its charter, which can be found on the Company’s website at www.albemarle.com (see Investors/Corporate Governance/Governance Documents).
The Audit & Finance Committee's primary role is to oversee the integrity of the financial information reported by the Company. The Audit & Finance Committee appoints the independent registered public accounting firm, approves the scope of audits performed by it and by the internal audit staff, and reviews the results of those audits. The Audit & Finance Committee also meets with management, the Company’s independent registered public accounting firm, and the internal audit staff to review audit and non-audit results, as well as financial, accounting, compliance, and internal control matters. In addition, the Board has delegated oversight of the Company’s enterprise risk management program and compliance and ethics program to the Audit & Finance Committee.
The Board of Directors has determined that all Audit & Finance Committee members, as required by SEC regulations and NYSE rules, are financially literate, and the Board of Directors has determined that each of Mses. Brlas and Minor and Mr. O’Brien is an “audit committee financial expert,” as that term is defined in the rules of the SEC under the Sarbanes-Oxley Act of 2002. Please also see the “Audit & Finance Committee Report,” on page 66.

Executive Compensation Committee
The duties of the Executive Compensation Committee are set forth in its charter, which can be found on the Company’s website at www.albemarle.com (see Investors/Corporate Governance/Governance Documents).
The Executive Compensation Committee’s primary role is to develop and oversee the implementation of our philosophy with respect to the compensation of our executive officers and other key employees, including the named executive officers listed in this Proxy Statement. The Executive Compensation Committee has the overall responsibility of evaluating the performance (and determining the compensation) of the CEO and approving the compensation structure for senior management and other key employees.
The Executive Compensation Committee also approves cash incentive awards and compensation packages of certain executive-level personnel and may grant stock options, stock appreciation rights, performance units, restricted stock, restricted stock units, and cash incentive awards under the Plan. In addition, the Chief Human Resource Officer annually reports to the Executive Compensation Committee on the results of the Company's workforce analysis, including headcount, turnover, workforce diversity, and pay equity.
The Executive Compensation Committee reviews and approves the performance, compensation, and annual performance goals of the CEO with input from all independent Directors and the CEO’s self-evaluation. The Executive Compensation Committee approves the compensation of the other named executive officers based upon the evaluation and recommendation of the CEO. The Executive Compensation Committee periodically meets with members of senior management in order to assess progress toward meeting long-term objectives. The Executive Compensation Committee reports regularly to the Board of Directors on matters relating to the Executive Compensation Committee’s responsibilities. In addition, the Executive Compensation Committee follows regulatory and legislative developments and considers corporate governance best practices in performing its duties. For additional information with respect to the Executive Compensation Committee, please see “Compensation Discussion and Analysis” beginning on page 3.
In performing its responsibilities with respect to executive compensation decisions, the Compensation Committee receives information and support from the Company’s Human Resources Department and has retained Pearl Meyer as its outside independent compensation consulting firm. Pearl Meyer is a nationally recognized executive compensation consultant and the Executive Compensation Committee has retained it to provide information concerning compensation paid by competitors and members of our Peer Group and to assist in designing executive compensation plans. No member of the Executive Compensation Committee or the management of the Company is, or has been, affiliated with Pearl Meyer. For additional information with respect to the Executive Compensation Committee and Pearl Meyer, please see “Compensation Discussion and Analysis” beginning on page 3.
Independence of the Executive Compensation Consultant
The Executive Compensation Committee has concluded that its compensation consultant, Pearl Meyer, is independent and does not have a conflict of interest in its engagement by the Executive Compensation Committee. In making this conclusion, the Executive Compensation Committee considered the following factors confirmed to the Executive Compensation Committee by the compensation consultant:
•In 2020, Pearl Meyer provided compensation advisory services only to the Executive Compensation Committee and the Nominating & Governance Committee;

•The ratio of Pearl Meyer’s fees from the Company to Pearl Meyer’s total revenue over the last 12 months is less than 1%;
•Pearl Meyer maintains a conflicts policy to prevent a conflict of interest or any other independence issue;
•None of the individuals on the Pearl Meyer team assigned to the Company has any business or personal relationship with members of the Executive Compensation Committee outside the engagement;
•Neither the individuals on the Pearl Meyer team assigned to the Company, nor to our knowledge, Pearl Meyer, has any business or personal relationship with any of our executive officers outside the engagement; and
•None of the individuals on the Pearl Meyer team assigned to the engagement maintains any direct individual position in our stock.
Executive Compensation Committee Interlocks and Insider Participation
No member of the Executive Compensation Committee was at any time an officer or employee of the Company, nor is any member of the Executive Compensation Committee related to any other member of the Executive Compensation Committee, any other member of the Board of Directors or any executive officer of the Company. No executive officer of the Company served as a Director or member of the compensation committee of another entity, one of whose executive officers is a member of the Company’s Executive Compensation Committee.
Nominating & Governance Committee
The duties of the Nominating & Governance Committee are set forth in its charter, which can be found on the Company’s website at www.albemarle.com (see Investors/Corporate Governance/Governance Documents).
The Nominating & Governance Committee assists the Board of Directors on all matters relating to the selection, qualification, duties, and compensation of members of the Board of Directors, as well as the annual evaluation of the Board of Directors’ performance and processes. The Nominating & Governance Committee also assists the Board of Directors with oversight of corporate governance.
The Nominating & Governance Committee identifies Director candidates through recommendations made by members of the Board of Directors, management, shareholders, and others, including professional search firms.
Director Candidate Recommendations and Nominations by Shareholders
Shareholders should submit any director candidate recommendations to the Nominating & Governance Committee through the method described in “Questions and Answers About This Proxy Statement and the Annual Meeting — How do I communicate with the Board of Directors?” on page 74. In addition, in accordance with our Bylaws, any shareholder entitled to vote for the election of Directors may nominate persons for election to the Board of Directors if such shareholder complies with the procedures set forth in our Bylaws and summarized in “Shareholder Proposals” on page 75. Copies of our Bylaws are available at no charge in the Company’s public filings with the SEC or from the Secretary of the Company.

Nominating & Governance Committee Process for Identifying and Evaluating Director Candidates
The Nominating & Governance Committee identifies and evaluates all Director candidates in accordance with the Director qualification standards described in the Corporate Governance Guidelines. The Board of Directors as a whole is constituted to be strong in its diversity and collective knowledge of accounting and finance; management and leadership; vision and strategy; business operations; business judgment; crisis management; risk assessment; industry knowledge; corporate governance; environment, social impact, and sustainability; and global markets. The Nominating & Governance Committee reviews its effectiveness in balancing these considerations through its ongoing consideration of Directors and nominees, as well as the Nominating & Governance Committee’s annual self-evaluation process.
The Nominating & Governance Committee evaluates a candidate’s qualifications to serve as a member of the Board of Directors based on the background and expertise of individual members of the Board of Directors as well as the background and expertise of the Board of Directors as a whole. The Nominating & Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board of Directors; the balance of management and independent Directors; diversity in gender, race, ethnicity, background, and experiences; the need for Audit & Finance Committee expertise; and the evaluation of other prospective nominees. The Nominating & Governance Committee is committed to including in each director search qualified candidates who reflect a diversity of backgrounds, including diversity of gender and race.
In addition, the Nominating & Governance Committee will evaluate a candidate’s background and expertise in the context of the Board of Directors’ needs. The Committee maintains a list of general criteria for the nomination of Director candidates, which incorporates the skills, qualities, and experiences deemed most important to the successful governance of the Company. The Nominating & Governance Committee periodically reviews this list to determine if there are new skills, qualities, and/or experiences that ought to be considered. At the same time, it evaluates the skills and performance of existing Directors to assess the future needs of the Board of Directors (upon the retirement of Directors or otherwise). When particular needs are identified, a search is initiated with sufficient time for adequate research and deliberation.
When considering a Director standing for re-election, in addition to the attributes described above, the Nominating & Governance Committee also considers that individual’s past contribution and future commitment to the Company. The Nominating & Governance Committee evaluates the totality of the merits of each prospective nominee that it considers and does not restrict itself by establishing minimum qualifications or attributes. The Nominating & Governance Committee is committed to effective succession planning and refreshment for our Board of Directors, including having honest and difficult conversations with existing Directors as may be deemed necessary.
After completing potential Director nominees’ evaluations, the Nominating & Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors, and the Board of Directors determines the nominees after considering the recommendation of the Nominating & Governance Committee. There is no difference in the manner by which the Nominating & Governance Committee evaluates prospective nominees for Directors based upon the source from which the individual was first identified, including whether a candidate is recommended by a shareholder.
Our Bylaws provide for proxy access. A shareholder, or group of up to 20 shareholders, that has owned continuously for at least three years shares of Albemarle stock representing an aggregate of at least 3% of our outstanding shares, may nominate and include in the Company’s proxy materials director nominees constituting up to 20% of the Board, provided that the shareholder(s) and nominee(s) satisfy the requirements in our Bylaws.

The Nominating & Governance Committee did not receive any Board of Director candidate recommendations from any shareholders in connection with the Annual Meeting.
Health, Safety & Environment Committee
The duties of the Health, Safety & Environment Committee are set forth in its charter, which can be found on the Company’s website at www.albemarle.com (see Investors/Corporate Governance/Governance Documents).
The Health, Safety & Environment Committee assists the Board of Directors in fulfilling its oversight responsibilities in assessing the effectiveness of our health, safety, and environmental programs and initiatives, including our progress toward the enhancement of our global reputation, our corporate social responsibility, and the sustainability of our products and operations. In addition, the Board has delegated oversight of the annual and long-term goals for the Company’s health, environment, safety, and emissions targets and sustainability initiatives, including status reports on efforts to attain those goals, to the Health, Safety & Environment Committee.
Capital Investment Committee
The duties of the Capital Investment Committee are further set forth in its charter, which can be found on the Company’s website at www.albemarle.com (see Investors/Corporate Governance/Governance Documents).
The Capital Investment Committee assists the Board with oversight of management's execution of major capital expenditure projects in support of the Company's strategic plans. This committee is responsible for, among other matters, advising and informing the Board on the critical path and costs for capital projects, as well as risk oversight and making recommendations to the Board with respect to new major capital expenditures.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Board of Directors has adopted a written related person transaction policy that governs the review, approval or ratification of covered related person transactions. The Audit & Finance Committee manages this policy. The policy generally provides that we may enter into a related person transaction only if the Audit & Finance Committee or the disinterested members of the Board of Directors approves or ratifies such transaction in accordance with the guidelines set forth in the policy, if the transaction is in, or not inconsistent with, the best interests of the Company and its shareholders, and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, or if the transaction involves compensation approved by our Executive Compensation Committee.
In the event our management determines to recommend a related person transaction, such transaction must be presented to the Audit & Finance Committee for approval. After review, the Audit & Finance Committee will approve or disapprove such transaction and at each subsequently scheduled Audit & Finance Committee meeting, our management will update the Audit & Finance Committee as to any material change to the proposed related person transaction. In those instances in which our General Counsel, in consultation with our CEO or the CFO, determines that it is not practicable or desirable for us to wait until the next Audit & Finance Committee meeting to review a proposed related person transaction, the Chair of the Audit & Finance Committee has been delegated authority to act on behalf of the Audit & Finance Committee. The Audit & Finance Committee (or its Chair) approves only those related person transactions that it determines in good faith to be in, or not inconsistent with, our best interests and the best interests of our shareholders and which is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.
To the extent that the Board of Directors has approved a standing resolution with respect to the repurchase of outstanding shares of Common Stock, the Audit & Finance Committee has pre-approved the repurchase of shares of Common Stock from related persons, provided that such repurchase is in compliance with such standing resolution and the terms offered to the related persons are no less favorable to us than those that could be obtained in arm’s length dealings with an unrelated third party.
For purposes of this policy, a “related person transaction” is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which we were, are, or will be a participant and the amount involved exceeds $120,000 and in which any related person had, has, or will have a direct or indirect interest. For purposes of determining whether a transaction is a related person transaction, the Audit & Finance Committee may rely upon Item 404 of Regulation S‑K.
A “related person” is (i) any person who is, or at any time since the beginning of our last fiscal year was, a Director or executive officer of the Company or a nominee to become a Director, (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities, (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Director, executive officer, nominee, or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such Director, executive officer, nominee, or more than 5% beneficial owner, or (iv) any firm, corporation, or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.
The Audit & Finance Committee was not presented with, and the Company did not participate in, any related person transactions in 2020.

DIRECTOR COMPENSATION
Our non-employee Directors received an annual retainer fee paid quarterly and additional cash compensation based on their service in a Board leadership role (prorated for less than full year service, if applicable). The annualized amounts payable with respect to each of such roles are as follows:

Annually
Lead Independent Director or Non-Executive Chairman of the Board, as applicable	$50,000
Director Retainer	$100,000
Audit & Finance Committee Chair	$20,000
Capital Investment Committee Chair	$10,000
Executive Compensation Committee Chair	$15,000
Health, Safety & Environment Committee Chair	$10,000
Nominating & Governance Committee Chair	$10,000
In addition, in accordance with the 2013 Stock Compensation and Deferral Election Plan for Non-Employee Directors of Albemarle Corporation (the “2013 Directors Plan”), non-employee Directors received shares of Common Stock equal to the amount of $130,000 divided by the closing price per share of Common Stock on July 1, 2020, which was $76.06. The number of shares granted was rounded up to the nearest 25-share increment. We also reimbursed each of our non-employee Directors for reasonable travel expenses incurred in connection with attending Board of Directors and Committee meetings.
The following table presents information relating to the compensation earned by our non-employee directors who served during the fiscal year ended December 31, 2020 (except for Mr. Masters, who as of April 20, 2020 became our Chairman, President and Chief Executive Officer, and Mr. Kissam, who served as Chairman, President and Chief Executive Officer until Mr. Masters' succession; Messrs. Masters’ and Kissam's NEO and non-employee director compensation is reported in the 2020 Summary Compensation Table beginning on page 25). As part of the Company's austerity measures, the Board instituted a 20% reduction in its cash compensation for the third quarter of 2020.

Name	Cash Compensation (1)(2)	Stock Awards (3)	Total
Mary Lauren Brlas	$110,566	$131,204	$241,770
William H. Hernandez(4)	$60,000	$—	$60,000
Douglas L. Maine(4)	$50,000	$—	$50,000
Glenda J. Minor	$95,000	$131,204	$226,204
James J. O'Brien	$136,980	$131,204	$268,184
Diarmuid B. O'Connell	$95,000	$131,204	$226,204
Dean L. Seavers	$101,066	$131,204	$232,270
Gerald A. Steiner	$104,500	$131,204	$235,704
Harriett Tee Taggart(4)	$50,000	$—	$50,000
Holly A. Van Deursen	$95,000	$131,204	$226,204
Alejandro D. Wolff	$109,250	$131,204	$240,454
___________________________________________________
(1)Amounts shown include fees that have been deferred at the election of the Director under the 2013 Directors Plan and, as applicable, its predecessor deferred compensation plans.

(2)The Board instituted a 20% reduction in its cash compensation for the third quarter of 2020, including Lead Independent Director Fee, Director Retainer Fee, and each committee Chair fee, as part of the Company's austerity measures.
(3)Amounts shown represent the aggregate grant date fair value of stock awards recognized in fiscal year 2020 in accordance with FASB ASC Topic 718. On July 1, 2020, each then serving non-employee Director received 1,725 shares of Common Stock (some of which were deferred by certain Directors) for their service as a Director. In accordance with the 2013 Directors Plan, non-employee Directors received shares of Common Stock equal to $130,000 divided by the closing price per share of Common Stock on July 1, 2020, which was $76.06, rounded up to the nearest 25-share increment. The amounts set forth above reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by each of the non-employee Directors. All shares granted pursuant to the 2013 Directors Plan vest the July 1st next following the grant date.
(4)Messrs. Hernandez and Maine and Ms. Taggart retired at the 2020 annual meeting and received partial-year compensation.

2013 Directors Plan
The 2013 Directors Plan provides for the grant of shares of Common Stock to each non-employee Director (each, a “participant”) of the Company. In the event of a change in capital, shares of capital stock or any special distribution to our shareholders, the administrator of the 2013 Directors Plan will make equitable adjustments in the number of shares of Common Stock that have been, or thereafter may be, granted to participants. The maximum aggregate number of shares of Common Stock that may be issued under the 2013 Directors Plan is 500,000 shares.
Our General Counsel administers the 2013 Directors Plan, interpreting all provisions of the 2013 Directors Plan, establishing administrative regulations to further the purpose of the 2013 Directors Plan and taking any other action necessary for the proper operation of the 2013 Directors Plan. The Company has discretionary authority to increase the amount of shares of Common Stock issued to each participant during the compensation year, subject to a $150,000 limitation on the value of the shares to be issued to any participant in any compensation year.
Our General Counsel may amend, suspend or terminate the 2013 Directors Plan, but no such amendment can (i) increase the number of shares of Common Stock that may be granted to any participant (except as described above) or (ii) increase the total number of shares of Common Stock that may be granted under the 2013 Directors Plan. Any amendment of the 2013 Directors Plan must comply with applicable rules of the NYSE.
Deferred Compensation
Under the 2013 Directors Plan, non-employee Directors may defer, in 10% increments, all or part of their retainer fee and/or chair fees into a deferred cash account and may defer, in 10% increments, all or part of their stock compensation into a deferred phantom stock account. Fees deferred, in whole or in part, into a phantom stock account are recorded by the Company as phantom shares. Deferred cash accounts and phantom stock accounts are unfunded and maintained for record-keeping purposes only.
Distributions under the 2013 Directors Plan will generally be paid in a lump sum unless the participant specifies installment payments over a period up to ten years. Deferred cash account amounts are paid in the form of cash and deferred phantom stock account amounts are paid in whole shares of Common Stock. Unless otherwise elected by the participant as permitted under the 2013 Directors Plan, distributions will begin on February 15 in the year following the earlier of the participant’s turning 65 years old or ending his or her tenure as a Company Director. For 2020, Messrs. O’Brien and Kissam and Ms. Van Deursen each elected to defer all of their stock compensation into their respective deferred phantom stock accounts, and Ms. Van Deursen elected to defer 100% of her cash compensation into her deferred cash account.

STOCK OWNERSHIP

Principal Shareholders
The following table provides certain information about each person or entity (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known to us to be the beneficial owner of more than 5% of the issued and outstanding shares of our common stock.

Name and Address of Beneficial Owners	Number of Shares		Percent of Class*
The Vanguard Group
100 Vanguard Boulevard
Malvern, Pennsylvania 19355	12,143,615	(1)	10.4%
BlackRock, Inc.
55 East 52nd Street
New York, New York 10055	7,597,795	(2)	6.5%
___________________________________________________
*    Ownership percentages set forth in this column are based on the assumption that each of the principal shareholders continued to own, as of March 8, 2021, the number of shares reflected in the table. Calculated based upon 116,718,079 shares of Common Stock outstanding as of the record date, March 8, 2021.
(1)Based solely on the information contained in the Schedule 13G Amendment filed by the Vanguard Group (“Vanguard”) with the SEC on February 8, 2021. The report states that Vanguard has aggregate beneficial ownership of 12,143,615 shares of common stock, including shared voting power over 170,797 shares of common stock, sole dispositive power over 11,682,770 shares of common stock and shared dispositive power over 460,845 shares of common stock.
(2)Based solely on the information contained in the Schedule 13G Amendment filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 28, 2021. The report states that BlackRock has aggregate beneficial ownership of 7,597,795 shares of common stock, including sole voting power over 6,698,888 shares of common stock and sole dispositive power over 7,597,795 shares of common stock.

Directors and Executive Officers
The following table sets forth as of March 8, 2021, the beneficial ownership of Common Stock by each Director of the Company, the NEOs listed in the Summary Compensation Table, and all Directors and executive officers of the Company as a group. The business address for matters related to the Company for each of our Directors, Director nominees and NEOs is 4250 Congress Street, Suite 900, Charlotte, North Carolina 28209.

Name of Beneficial Owner or Number of Persons in the Group	Number of Shares Beneficially Owned(1)		Percent of Class	Phantom Shares Without Voting or Investment Power(2)
Mary Lauren Brlas	6,125		*	—
Raphael G. Crawford	28,636	(3)	*	—
Luther C. Kissam IV	423,588	(4)	*	1,737
Netha N. Johnson	4,155		*	—
J. Kent Masters	10,631		*	—
Glenda J. Minor	3,375		*	—
Eric W. Norris	19,900		*	—
James J. O’Brien	2,082		*	14,159
Diarmuid B. O'Connell	5,175		*	—
Dean L. Seavers	5,175		*	—
Gerald A. Steiner	5,725		*	8,491
Scott A. Tozier	109,820	(5)	*	259
Holly A. Van Deursen	1,650		*	1,737
Alejandro D. Wolff	8,315		*	3,372
All directors and executive officers as a group (17 persons)	738,512		*	29,985
___________________________________________________
*    Indicates beneficial ownership of less than 1% of Common Stock. Calculated based upon 116,718,079 shares of Common Stock outstanding as of March 8, 2021 and assuming conversion or exercise of such holder’s options, as the case may be, for purposes of calculating the total number of shares outstanding, but not the conversion or exercise of securities held by third parties.
(1)The amounts in this column include shares of Common Stock with respect to which certain persons had the right to acquire beneficial ownership within 60 days of March 8, 2021: Mr. Crawford: 11,276 shares; Mr. Kissam: 218,027 shares; Mr. Norris 4,017 shares; and Mr. Tozier: 52,294 shares.
(2)The amounts in this column reflect phantom shares held in the deferred stock account of each person and represent an equivalent number of shares of Common Stock. Although such shares are not “beneficially owned” as defined under SEC rules, we believe that inclusion of such shares gives our shareholders important additional information regarding the shareholdings of our Directors.
(3)Includes 41 shares held in the Albemarle Savings Plan.
(4)Includes 8,578 shares held in the Albemarle Savings Plan and 75,000 shares held in The Luther C. Kissam IV Irrevocable Trust.
(5)Includes 1,621 shares held in the Albemarle Savings Plan.

Stock Ownership Guidelines
To further align the interests of our Directors and officers with our shareholders, the Company also has stock ownership guidelines that require the retention of our shares. Officers are expected to achieve ownership in the amounts set forth in the table below within five years of being appointed to the relevant role.

Name	Guideline
CEO	6x base salary
CFO	4x base salary
Other NEOs	3x base salary
Non-employee Directors are expected to achieve ownership of an amount equal to 5x their annual cash retainer within five years of being appointed as a Director, which retainer is currently set at $100,000. In order to help ensure robust stock ownership, directors and officers will be required to hold at least 50% of the post-tax net shares vesting in any twelve month period until they meet their guideline multiple, and will be deemed to be in compliance with the guidelines if they sell no more than that amount.
Our insider trading policy prohibits, among other things, Directors, officers, and employees of the Company from engaging in short sales, put options, or call options; purchasing on margin or holding in margin accounts; pledging, hypothecating, or otherwise encumbing as collateral for indebtedness; or hedging, short selling, or pledging the Company’s shares. In addition, to further align our Directors’ and NEOs’ interests with those of our shareholders, our insider trading policy restricts purchases and sales of our stock by Directors and certain employees, including NEOs, to the 30-day period beginning on the third trading day following an earnings announcement (the day of the announcement constituting the first day) and only after being cleared to trade by our General Counsel or a designee thereof, or in accordance with a previously existing Rule 10b5-1 trading plan that meets applicable SEC requirements.

DELINQUENT SECTION 16(a) REPORTS
Based solely on our review of the forms required by Section 16(a) of the Exchange Act furnished to us, we believe that our directors, officers, and beneficial owners of greater than 10% of Common Stock were compliant with applicable filing requirements in 2020, except Mr. Raphael Crawford—President, Catalysts, for whom existing stock holdings were inadvertently excluded on his Form 3 in May 2019 and those holdings reported on a Form 3/A in January 2020.

PROPOSAL 2 – ELECTION OF DIRECTORS
The Board of Directors, upon unanimous recommendation of the Nominating & Governance Committee, unanimously approved the persons named below as nominees for election to the Board of Directors at the Annual Meeting. Each of the nominees is currently a member of the Board of Directors. Each of the nominees (i) has been nominated for election at the 2021 Annual Meeting to hold office until the 2022 annual meeting of shareholders or, if earlier, the election or appointment of his or her successor, and (ii) has consented to being named as such and to serve as such if elected. The proxies submitted for the Annual Meeting cannot be voted for more than nine nominees.
Proxies will be voted “FOR” the election of the persons named below (or if for any reason such persons are unavailable, for such substitutes as the Board of Directors may designate) as Directors for the ensuing year. The Board of Directors has no reason to believe that any of the nominees will be unavailable. Each nominee who is elected will serve as a Director until his or her successor is elected at our 2022 annual meeting of shareholders or until his or her earlier resignation, replacement, or removal.
Each nominee is listed below with information as of the Record Date (March 8, 2021) concerning age, principal occupation, employment and directorships during the past five years and positions with the Company, if applicable, and the year in which he or she first became a Director of the Company. Also set forth below is a brief discussion of the specific experience, qualifications, attributes or skills that led to his or her nomination as a Director, in light of the Company’s business and governance structure.
The following table highlights the qualifications and experience of each member of our Board that contributed to the Board’s determination that each individual is uniquely qualified to serve on the Board. While designation on this table indicates competency or experience in the relevant area, this high-level summary is not intended to be an exhaustive list of each nominee’s skills or contributions.

Summary of Skills, Experience, and Background for Director Nominees

	Brlas	Masters	Minor	O'Brien	O'Connell	Seavers	Steiner	Van Deursen	Wolff

KEY COMPETENCIES
Current or Recent Public Company CEO or COO	●	●		●		●
P&L Experience	●	●	●	●	●	●	●	●
Relevant Industry Experience	●	●	●	●	●	●	●	●	●
R&D / Innovation Experience	●	●		●	●	●	●	●	●
Manufacturing / Operations Experience	●	●		●	●	●		●
Global / Emerging Markets Experience	●	●	●	●	●	●	●	●	●
Supply Chain and Logistics Experience	●	●		●	●			●
IT / Cybersecurity / Technology Capability	●		●	●	●	●			●
Financial Literacy	●	●	●	●	●	●	●	●	●
M&A Experience	●	●	●	●	●	●	●	●	●
Risk Management	●	●	●	●	●	●	●	●	●
Public Company Compliance / Governance	●	●	●	●	●	●	●	●	●
Strategy Development	●	●	●	●	●	●	●	●	●
Public Company Executive Compensation	●	●	●	●				●	●
Leadership Development / Succession Planning	●	●	●	●	●	●	●	●	●
Public / Government Affairs		●	●	●	●	●	●	●	●
Diversity, Equity & Inclusion	●	●	●			●		●	●
Natural Resource Management / Environment	●	●		●	●	●	●	●
Safety / Health	●	●		●	●	●	●	●	●
COMPLIANCE
Independent Director	Y	N	Y	Y	Y	Y	Y	Y	Y
Audit Committee Financial Expert	Y	N	Y	Y	N	N	N	N	N
Total Public Company Boards (including ALB)	4	1	3	3	2	4	1	4	1
Total Audit Committee Service (including ALB)	3	—	3	1	—	2	—	3	—
DEMOGRAPHICS
Age	63	60	64	66	57	60	60	62	64
Tenure	4	6	2	9	3	3	8	2	6
DIVERSITY
Gender (Female, Male)	F	M	F	M	M	M	M	F	M
Race (Black, Hispanic, White)	W	W	B	W	W	B	W	W	H
BOARD COMMITTEES (Chair, Member)
Audit & Finance	C		M	M			M
Capital Investment	M					C		M
Executive Compensation					M	M		M	C
Health, Safety & Environment					M		C
Nominating & Governance			M	C					M
Lead Independent Director				Y

Director Nominees

M. Lauren Brlas Age: 63 Director since 2017
Skills that align with our strategy:
•Operations and finance experience in the natural resources industry brings relevant perspective during time of growth in our Lithium business
•Extensive background in financial and governance matters

Experience:
•Executive Vice President and Chief Financial Officer, Newmont Mining Corporation (a global gold company and producer of copper, silver, zinc and lead), 2013 – 2016
•Executive Vice President and President Global Operations, Cleveland-Cliffs Inc. (a North American producer of iron ore and steel products), 2006 – 2013

Other Public Company Directorships:
•Autoliv, Inc. (a developer, manufacturer, and marketer of airbags, seatbelts, and steering wheels), 2020 – current
•Graphic Packaging International, Inc. (a global paper-based packaging solutions), 2019 – current
•Exelon Corporation (an energy provider), 2018 – current
•Perrigo Company plc (a producer of self-care health solutions), 2003 – 2019
•Calpine Corporation (a generator of electricity from natural gas and geothermal resources), 2016 – 2018

Chair, Audit & Finance Committee
Member, Capital Investment Committee

J. Kent Masters, Jr. Age: 60 Director since 2015 Chairman since 2020
Skills that align with our strategy:
•Significant global business experience in key industries relevant to our large capital projects, such as engineering and construction, power equipment, and industrial gases
•Prior service on the board of directors for Rockwood Holdings, Inc. (predecessor to the Company's lithium business)

Experience:
•Chairman, President and Chief Executive Officer, Albemarle Corporation, 2020 – current; Lead Independent Director, 2018 – 2020; Director 2015 – current
•Chief Executive Officer, Foster Wheeler AG (a global engineering and construction contractor and power equipment supplier), 2011 – 2014
•Member of the executive board, Linde AG (manufacturing and sales of industrial gases), 2006 – 2011

Other Public Company Directorships:
•Amec Foster Wheeler plc (a consultancy, engineering, and project management company), 2015 – 2017

Glenda J. Minor Age: 64 Director since 2019
Skills that align with our strategy:
•Extensive financial and international leadership experience across different industries and different continents
•In-depth understanding of the preparation and analysis of financial statements, experience in capital market transactions, accounting, treasury, investor relations, financial and strategic planning, and business expansion

Experience:
•Chief Executive Officer and Principal, Silket Advisory Services (a private consulting firm advising companies on financial, strategic and operational initiatives), 2016 – current
•Senior Vice President and Chief Financial Officer, Evraz North America Limited (a North American steel manufacturer), 2010 – 2016
•Vice President, Finance, Controller, Chief Accounting Officer, and General Auditor, Visteon Corporation (a global technology company that designs, engineers, and manufactures cockpit electronics and connected car solutions), 2000 – 2010

Other Public Company Directorships:
•Schnitzer Steel Industries, Inc. (a global provider in the metals recycling industry and a manufacturer of finished steel products), 2020 – current
•Curtiss-Wright Corporation (a provider of products and services in the commercial, industrial, defense, and energy markets), 2019 – current

Member, Audit & Finance Committee
Member, Nominating & Governance Committee

James J. O'Brien Age: 66 Director since 2012 Lead Independent Director since 2020
Skills that align with our strategy:
•Extensive knowledge of the chemical industry
•Significant management experience and knowledge in the areas of finance, accounting, international business operations, risk oversight, and corporate governance
•Significant experience gained from service on the board of directors of other public companies

Experience:
•Chairman of the Board and Chief Executive Officer, Ashland Inc. (a diversified energy company), 2002 – 2014; President and Chief Operating Officer, 2002 – 2002; Senior Vice President and Group Operating Officer, 2001 – 2002
•President, Valvoline (a global marketer and supplier of premium branded lubricants and automotive services), 1995 – 2001

Other Public Company Directorships:
•Eastman Chemical Company (a specialty chemical company), 2016 – current
•Humana Inc. (a managed health care company), 2006 – current
•Wesco International, Inc. (an electronics distribution and services company), 2015 – 2017

Chair, Nominating & Governance Committee
Member, Audit & Finance Committee

Diarmuid B. O'Connell Age: 57 Director since 2018
Skills that align with our strategy:
•Experience in electric vehicle and energy storage industry, as well as valuable perspectives on global applications of alternative energy, that provide insights into the end uses of our products
•Background in marketing, government relations, operations, and manufacturing further contribute to the effectiveness of our Board

Experience:
•Chief Strategy Officer, Fair Financial Corp. (an automotive leasing fintech company), 2018 – 2019
•Vice President, Corporate & Business Development, Tesla Motors Inc. (an American electric vehicle manufacturer, energy storage company, and solar panel manufacturer), 2010 – 2017; Vice President, Business Development, 2006 – 2010
•Chief of Staff, Bureau of Political Military Affairs at the U.S. Department of State, 2003 – 2006

Other Public Company Directorships:
•Tech and Energy Transition Corporation (a special purpose acquisition company), 2021 – current
•Dana Incorporated (a global manufacturer in drivetrain and e-Propulsion systems), 2018 – current

Member, Executive Compensation Committee
Member, Health, Safety & Environment Committee

Dean L. Seavers Age: 60 Director since 2018
Skills that align with our strategy:
•Executive leadership experience with companies in the energy, fire safety, and technology industries
•Operational perspective and vision from a variety of industries representing end uses of our products

Experience:
•Senior Advisor, Stifel Financial Corp. (a full-service financial services firm), 2020 – current
•President, National Grid U.S. (a U.S. supplier of consumer energy), 2014 – 2019; Executive Director, National Grid plc (a multinational electricity and gas utility company), 2015 – 2019
•Director, Founder, and President and CEO, Red Hawk Fire & Security (a provider of life safety and security solutions), 2012 – 2018
•President of Global Services, United Technologies Corporation’s (an aerospace and defense company) Fire & Security businesses, 2010 – 2011

Other Public Company Directorships:
•Environmental Impact Acquisition Corporation (a special purpose acquisition company), 2021 – current
•James Hardie plc (a producer and marketer of fiber cement siding and backerboard and of fiber gypsum products), 2021 – current
•PG&E Corporation / Pacific Gas & Electric Company (a holding company of natural gas / electric energy utility company), August 2020 – current; Chairman, Pacific Gas & Electric Company, 2020 – current

Chair, Capital Investment Committee
Member, Executive Compensation Committee

Gerald A. Steiner Age: 60 Director since 2013
Skills that align with our strategy:
•Extensive experience in government affairs, global business, strategy, and the renewable fuels and agricultural industry

Experience:
•Chief Executive Officer and member of the board of directors, CoverCress, Inc. (developing Pennycress as a winter cover crop that protects soil and produces low carbon intensity oil and meal), 2015 – current
•Founder, Alta Grow Consulting LLC (a business consulting firm), 2014 – current
•Member of the board of directors for several agricultural industry start-ups, current
•Executive Vice President, Sustainability and Corporate Affairs, Monsanto Company (a leading global provider of agricultural products for farmers), 2003 – 2014
•Chairman, 2012 – 2014, and board member, 2003 – 2014, Food and Agriculture Section of the Biotechnology Industry Organization (a biotechnology innovation organization)
•Chairman, 2012 – 2013, board member, 2014 – 2014, and Trustee Emeritus, 2015 – current, The Keystone Center (a policy center for agriculture, early childhood education, and energy for rural communities)
•Co-founder, Field to Market (an agricultural sustainability organization); member of the board of trustees, The St. Louis Regional STEM Learning Ecosystem (extending STEM to disadvantaged youth); Trustee, St. Louis Science Academy

Chair, Health, Safety & Environment Committee
Member, Audit & Finance Committee

Holly A. Van Deursen Age: 62 Director since 2019
Skills that align with our strategy:
•Extensive experience in the chemical, industrial, and contract manufacturing sectors; previously a director for companies in the oilfield services, diversified industrial, and packaging sectors
•Has held executive roles in business management, business development, and mergers & acquisitions in the U.S. and globally, and as a public company director and in committee/board leadership roles, will provide insight into board operations and governance, leadership, and international business

Experience:
•Former Group Vice President, Petrochemicals, BP Corporation (a global provider of heat, light and mobility products and services), holding various senior executive management roles before retiring as a member of the top-forty executive management team, 2000 – 2005
•Twenty-four years’ experience in the chemical, oil, and energy industries, including various engineering, manufacturing, product development, and business leadership roles for Dow Corning Corporation (a chemical and plastics manufacturer and supplier of chemicals, plastics, synthetic fibres, and agricultural products), Amoco Corporation (a chemical and oil company), and BP (British Petroleum) plc (a multinational oil and gas company)

Other Public Company Directorships:
•Kimball Electronics Inc. (a global contract manufacturer of durable goods electronics serving a variety of industries), 2019 – current
•Synthomer plc (a global supplier of acrylic and vinyl emulsions and specialty polymers), 2018 – current
•Capstone Turbine Corporation (a global producer of highly efficient, low-emission, resilient microturbine energy systems), Chair 2017 – 2020; director 2007 – current
•Enerpac Tool Group (formerly Actuant Corporation) (a diversified industrial company), 2008 – 2020
•Bemis Company (a packaging company), 2008 – 2019
•Petroleum Geo-Services (oilfield services), 2006 – 2018

Member, Capital Investment Committee
Member, Executive Compensation Committee

Alejandro D. Wolff Age: 64 Director since 2015
Skills that align with our strategy:
•Prior service on the board of directors for Rockwood Holdings, Inc. (predecessor to the Company's lithium business)
•Expertise in international political, economic, and commercial affairs

Experience:
•Managing Director, Gryphon Partners LLC (a global advisory firm focused on frontier markets), 2014 – 2016
•U.S. Ambassador to Chile, 2010 – 2013
•U.S. Ambassador to the United Nations, 2005 – 2010
•Thirty-three years of service in the U.S. Department of State, including service in Algeria, Morocco, Chile, Cyprus, the U.S. Mission to the European Union in Brussels, and as Deputy Chief of Mission and Charge d’Affaires in France

Other Public Company Directorships:
•PG&E Corporation / Pacific Gas & Electric Company (a holding company of natural gas / electric energy utility company), 2019 – 2020
•Versum Materials, Inc. (an electronic materials company), 2016 – 2019

Chair, Executive Compensation Committee
Member, Nominating & Governance Committee

Election of each Director requires the affirmative vote of a majority of the votes cast by the holders of shares represented at the Annual Meeting and entitled to vote (which means that the number of shares voted “FOR” a director must exceed the number of shares voted “AGAINST” a director). In uncontested elections, any Director who does not receive a majority of the votes cast must tender his or her resignation to the Board of Directors. The Nominating & Governance Committee will make a recommendation to the Board of Directors on whether or not to accept the tendered resignation.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ALL OF THE FOREGOING NOMINEES.

AUDIT & FINANCE COMMITTEE REPORT
The Audit & Finance Committee of the Board of Directors is composed of four independent Directors and operates under a written charter adopted by the Board of Directors.
Management is responsible for our disclosure controls, internal controls and the financial reporting process, and for assessing the effectiveness of internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit & Finance Committee’s primary responsibility is to monitor and oversee these processes and to report thereon to the Board of Directors. In this context, the Audit & Finance Committee has met privately with management, the internal auditors, and PricewaterhouseCoopers LLP ("PwC"), our independent registered public accounting firm, all of whom have unrestricted access to the Audit & Finance Committee. In addition, the Audit & Finance Committee approves the selection and appointment of the Company's independent registered public accounting firm.
The Audit & Finance Committee has discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, including the scope of the auditor’s responsibilities and whether there are any significant accounting adjustments or any disagreements with management.
The Audit & Finance Committee also has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit & Finance Committee concerning independence, and has discussed with PwC that firm’s independence from the Company.
The Audit & Finance Committee has reviewed and discussed the consolidated financial statements with management and PwC. Based on this review and these discussions, the representation of management that the consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the report of PwC to the Audit & Finance Committee, the Audit & Finance Committee recommended that the Board of Directors include the audited consolidated financial statements in the 2020 Annual Report.
The Audit & Finance Committee also reviews with management and the independent registered public accounting firm the results of that firm’s review of the unaudited financial statements that are included in our Quarterly Reports on Forms 10-Q.

THE AUDIT & FINANCE COMMITTEE

Mary Lauren Brlas, Chair
Glenda J. Minor
James J. O’Brien
Gerald A. Steiner

Audit & Finance Committee Pre-Approval Policy
The Audit & Finance Committee has adopted a policy for the provision of audit services and permitted non-audit services by our independent registered public accounting firm. Our CFO has primary responsibility to the Audit & Finance Committee for administration and enforcement of this policy and for reporting noncompliance. Under the policy, the CFO is responsible for presenting to the Audit & Finance Committee an annual budget and plan for audit services and for any proposed audit-related, tax, or other non-audit services to be performed by the independent registered public accounting firm. The presentation must be in sufficient detail to define clearly the services included. Any services included within the budget and plan that the Audit & Finance Committee approves requires no further approval for that budget year. All other audit and permissible non-audit engagements of the independent registered public accounting firm must be approved in advance by the Audit & Finance Committee. The pre-approval requirements do not prohibit the delivery of permissible non-audit services that were not recognized as non-audit services at the time of the engagement so long as (i) all such services are less than 5% of fees paid to the independent registered public accounting firm for the fiscal year and (ii) the services are approved by the Audit & Finance Committee prior to completion of the audit.
Fees Billed by PwC
During the fiscal years ended 2019 and 2020, we retained our independent registered public accounting firm, PwC, to perform services in the categories and approximate fees set forth below:

	2019	2020
Audit Fees(1)	$5,792,350	$4,389,100
Audit-Related Fees(2)	$1,095,000	$210,000
Tax Fees	$—	$—
All Other Fees(3)	$5,900	$5,900
Total Fees	$6,893,250	$4,605,000
___________________________________________________
(1)Fees for audit services billed or expected to be billed related to (a) audit of our annual financial statements, including assessment of internal controls over financial reporting, (b) reviews of our quarterly financial statements, (c) audits provided in connection with statutory filings, regulatory audits and services that generally only the principal auditor reasonably can provide to a client and (d) audit work related to mergers, acquisitions and divestitures and new accounting standards adoption.
(2)Fees for audit-related services include audits of our employee benefit plans, and in 2019: comfort letter and offering memorandum procedures for debt issuance, system pre-implementation procedures, and carve-out audit procedures and in 2020: consultation concerning financial accounting and reporting standards related to SEC comment letter and mining disclosure.
(3)Fees for all other services consist of licensing fees for accounting software that provides access to authoritative guidance dealing with financial reporting rules and regulations.

PROPOSAL 3 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit & Finance Committee of the Board of Directors has appointed PwC as the Company’s independent registered public accounting firm for fiscal year 2021. Under the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder, the Audit & Finance Committee is solely responsible for the appointment, compensation, and oversight of the work of our independent registered public accounting firm. The submission of this matter for ratification by shareholders is not required by current law, rules, or regulations; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the selection is not ratified, the Audit & Finance Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit & Finance Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.
Representatives of PwC will be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they so desire, and will be available to respond to appropriate questions.
Approval of this proposal requires that the number of votes cast in favor of the ratification exceed the number of votes cast in opposition to the ratification.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING
Q1:    Why am I being asked to review this document?
A:    The accompanying proxy is solicited on behalf of the Board of Albemarle. We are providing these proxy materials to you in connection with the Annual Meeting. As a Company shareholder, you are invited to attend the Annual Meeting and are entitled and encouraged to vote on the matters described in this Proxy Statement.
Q2:    Who is entitled to vote?
A:    You may vote all shares of our Common Stock that you owned at the close of business on the Record Date, March 8, 2021. On the Record Date, the Company had 116,718,079 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock you held on the Record Date is entitled to one vote.
Q3:    What is a proxy?
A:    A proxy is your legal designation of another person to vote the stock you own. If you designate someone as your proxy or proxy holder in a written document, that document also is called a proxy. Mr. J. Kent Masters, Jr. and Ms. Karen G. Narwold have been designated as proxies or proxy holders for the Annual Meeting. Proxies properly executed and received by our Secretary prior to the Annual Meeting and not revoked will be voted by the proxy holders in accordance with the instructions provided.
Q4:    What is a voting instruction form?
A:    If you hold your shares of Common Stock in “street name,” you are a beneficial owner of those shares and should receive a “voting instruction form” from your bank, broker, or its nominee who is the record holder of those shares. The voting instruction form provides information on how you may instruct your bank, broker, or its nominee, as record holder, to vote your shares of Common Stock.
Q5:    Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
A:    In accordance with rules adopted by the SEC, we may furnish proxy materials (including this Proxy Statement and our Annual Report) to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials (the “Notice”), which was mailed to most of our shareholders, instructs you as to how you may access and review proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.
Q6:    How can I access the proxy materials over the Internet?
A:    The Notice, proxy card, or voting instruction form contain instructions on how to:
•View our proxy materials for the Annual Meeting on the Internet and vote your shares; and
•Instruct us to send our future proxy materials to you electronically by email.
Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you, and will reduce the impact of printing and mailing these materials on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you revoke it.
Q7:    What proposals will be voted on at the Annual Meeting?
A:    There are three proposals to be considered and voted on at the Annual Meeting. Please see the information included in the Proxy Statement relating to these proposals. The proposals to be voted on are as follows:
1.To consider and vote on the non-binding advisory resolution approving the compensation of our named executive officers;
2.To elect the nine nominees named in this Proxy Statement to the Board of Directors to serve for the ensuing year or until their successors are duly elected and qualified; and
3.To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
We will also consider other business that properly comes before the Annual Meeting in accordance with Virginia law and our Bylaws.
Q8:    How many shares must be present to hold the Annual Meeting?
A:    In order for the Annual Meeting to be conducted, a majority of the outstanding shares of Common Stock as of the Record Date must be present in person or represented by proxy at the Annual Meeting. This is referred to as a quorum. Abstentions, withheld votes, and shares held of record by a bank, broker, or its nominee (“broker shares”) pursuant to a signed proxy or voting instruction form that are voted on any matter (including an abstention or withheld vote by broker shares) are included in determining the number of shares present. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.
Q9:    What vote is needed to approve the non-binding resolution approving the compensation of our named executive officers?
A:    The approval of the non-binding resolution approving the compensation of our named executive officers requires that the votes cast in favor of the proposal exceed the number of votes cast in opposition to the proposal. Because your vote on this proposal is advisory, it will not be binding on the Board of Directors or the Company. However, the Board of Directors will review the voting results on this resolution and take them into consideration when making future decisions regarding executive compensation.
Q10:    What vote is needed to elect Directors?
A:    The election of each nominee for Director requires that the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of the shareholders if, as of the tenth day preceding the date the Company first mails its notice of meeting for such meeting to the shareholders of the Company, the number of nominees for director exceeds the number of directors to be elected (a contested election). If directors are to be elected by a plurality of the votes cast, the shareholders shall not be permitted to vote against a nominee. In uncontested elections, any Director who does not receive a majority of the votes cast, which means that the number of shares voted “FOR” a Director must exceed the number of shares voted “AGAINST” a Director, must tender his or her resignation to the Board of Directors. The Nominating &

Governance Committee will make a recommendation to the Board of Directors on whether or not to accept the tendered resignation.
Q11:    What vote is needed to ratify the appointment of PricewaterhouseCoopers LLP?
A:    The ratification of the appointment of PwC requires that the number of votes cast in favor of the ratification exceeds the number of votes cast in opposition to the ratification.
Q12:    What are the voting recommendations of the Board of Directors?
A:    The Board of Directors recommends that shareholders vote “FOR” approval of the non-binding advisory resolution approving the compensation of our named executive officers, “FOR” all proposed Director nominees, and “FOR” the ratification of the appointment of PwC.
Q13:    How do I vote?
A:    If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered a shareholder of record with respect to those shares. If you are a shareholder of record, you may vote your shares using any of the following proxy voting alternatives:
•By Internet at http://www.ProxyVote.com. Use the Internet to transmit your proxy instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on Monday, May 3, 2021.
•By Telephone by dialing 1.800.690.6903. Use any touch tone telephone to transmit your proxy instructions up until 11:59 p.m., Eastern Time, on Monday, May 3, 2021.
•By Mail by completing, signing, dating, and returning the enclosed proxy in the postage-paid envelope provided for receipt on or before Monday, May 3, 2021.
•In Person at the Annual Meeting.
Please carefully consider all of the proxy materials before voting your shares as they contain important information necessary to make an informed decision. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by one of the above methods so that we can be assured of having a quorum present at the Annual Meeting and so that your shares may be voted in accordance with your wishes, even if you later decide to attend the Annual Meeting.
If you hold your shares in “street name” through a bank, broker, or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares. If you are a beneficial owner of shares, you should receive a “voting instruction form” from your bank, broker, or its nominee that holds those shares. The voting instruction form provides information on how you may instruct your bank, broker, or its nominee, as record holder, to vote your shares of Common Stock.
If you attend the Annual Meeting, you may also submit your vote in person, and any votes that you previously submitted – whether via the Internet, telephone, or mail – will be superseded by the vote you cast at the Annual Meeting. If your proxy is properly completed and submitted, whether by the Internet, telephone, or mail, and if you do not revoke it prior to the Annual Meeting, your shares will be voted at the Annual Meeting in accordance with the voting instructions that you provide on your proxy card or, if none are provided, then as recommended by our Board of Directors and as set forth in this Proxy Statement. To vote at the Annual Meeting, shareholders that hold shares in “street name” will need to contact the bank, broker, or other nominee that holds their shares to obtain a “legal proxy” to bring to the Annual Meeting.
Attendees at the Annual Meeting will be required to comply with public health guidelines of the Centers for Disease Control and Prevention and local public health officials, including wearing a face mask and staying at least 6 feet away from others.
Q14:    How will my shares be voted if I sign, date, and return my proxy or voting instruction form, but do not provide complete voting instructions with respect to each proposal?
A:    Shareholders should specify their choice for each matter on the proxy they submit whether by Internet, telephone, mail, or voting instruction form. If no specific instructions are given, it is intended that signed and returned proxies will be voted “FOR” the approval of the non-binding advisory resolution approving the compensation of our named executive officers, “FOR” the election of all Director nominees, and “FOR” the ratification of the appointment of PwC, and, in the discretion of the proxy holders, on any other business proposal which may properly come before the Annual Meeting (the Board of Directors does not presently know of any other such business), with the following two exceptions:
•Shares of Common Stock held in our Albemarle Corporation Savings Plan (the “Savings Plan”) for which no direction is provided on a properly executed, returned, and unrevoked voting instruction form will be voted proportionately in the same manner as those shares held in our Savings Plan for which timely and valid voting instructions are received with respect to such proposals; and
•Shares of Common Stock held in our Savings Plan for which timely and valid voting instructions are not received will be considered to have been designated to be voted by the trustee proportionately in the same manner as those shares held in our Savings Plan for which timely and valid voting instructions are received.
Q15:    How will my shares be voted if I do not return my proxy or my voting instruction form?
A:    It will depend on how your ownership of shares of Common Stock is registered. If you own your shares as a registered holder, which means that your shares of Common Stock are registered in your name with EQ Shareowner Services, our transfer agent, your shares will only be voted if EQ Shareowner Services receives specific voting instructions from you. Otherwise, your unvoted shares will not be represented at the Annual Meeting and will not count toward the quorum requirement (which is explained under “Questions and Answers about this Proxy Statement and the Annual Meeting — How many shares must be present to hold the Annual Meeting?” on page 70), unless you attend the Annual Meeting to vote them in person.
If you are a shareholder whose shares of Common Stock are held in “street name,” which means that your shares are registered in the name of your bank, broker, or other nominee, your bank, broker, or other nominee may or may not vote your shares in its discretion if you have not provided voting instructions to the bank, broker, or its nominee. Whether the bank, broker, or other nominee may vote your shares depends on the proposals before the Annual Meeting. Under the rules of the NYSE, your broker may vote your shares in its discretion on “routine matters.” Based on the rules of the NYSE, we believe that the ratification of the appointment of PwC as our independent registered public accounting firm is a routine matter for which brokerage firms may vote in their discretion on behalf of their clients if no voting instructions are provided. Therefore, if you are a shareholder whose shares of Common Stock are held in “street name” with a bank, broker, or other nominee and you do not return your voting instruction form, your bank, broker, or other nominee may vote your shares on the ratification of the appointment of PwC as our independent registered public accounting firm.
The rules of the NYSE, however, do not permit your bank, broker, or other nominee to vote your shares on proposals that are not considered “routine.” When a proposal is not a routine matter and your bank, broker, or other nominee has not received your voting instructions with respect to that proposal, your bank, broker, or other nominee cannot vote your shares on that proposal. This is called a “broker non-vote.” Your bank, broker, or other nominee may not vote your shares with respect to the election of the Director nominees or the other matters to be considered at the Annual Meeting (except for the ratification of the appointment of PwC, which is considered routine) in the absence of your specific instructions as to how to vote with respect to each of these matters because, under the rules of the NYSE, these matters are not considered “routine.”
Q16:    How are abstentions and broker non-votes counted?
A:    Broker non-votes will not be included in the vote totals and will have no effect on the other proposals. Abstentions will have no effect on any proposals.
Q17:    What happens if additional matters are presented at the Annual Meeting?
A:    Other than the items of business described in this Proxy Statement, we are unaware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting in accordance with Virginia law and our Bylaws.
Q18:    Can I change or revoke my vote?
A:    Any shareholder giving a proxy may change or revoke it at any time before it is voted at the Annual Meeting. A proxy can be changed or revoked by:
•Delivering a later dated proxy, or written notice of revocation, to our Secretary at the address listed at the top of this Proxy Statement; or
•Appearing at the Annual Meeting and voting in person.
If you voted by telephone or over the Internet, you can also revoke your vote by any of these methods or you can change your vote by voting again by telephone or over the Internet. If you decide to vote by completing, signing, dating, and returning the enclosed proxy, you should retain a copy of the voter control number found on the proxy in the event that you decide later to change or revoke your proxy by telephone or over the Internet. Your attendance at the Annual Meeting will not by itself revoke a proxy.
If you are a shareholder whose stock is held in “street name” with a bank, broker, or other nominee, you must follow the instructions found on the voting instruction form provided by the bank, broker, or other nominee, or contact your bank, broker, or other nominee in order to change or revoke any voting instructions that you have previously provided on such voting instruction form.
Q19:    Where can I find the results of the Annual Meeting?
A:    We intend to announce preliminary voting results at the Annual Meeting and publish final results through a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

Q20:    Who pays for the solicitation of proxies?
A:    We will pay for the cost of preparing, assembling, printing, mailing, and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our Directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. Alliance Advisors, LLC (“Alliance”) has been engaged to assist in the solicitation of proxies from brokers, nominees, fiduciaries, and other custodians. We will pay Alliance approximately $8,500 for its services and reimburse its out-of-pocket expenses for such items as mailing, copying, phone calls, faxes, and other related matters and will indemnify Alliance against any losses arising out of Alliance’s proxy soliciting services on our behalf.
Q21:    How do I communicate with the Board of Directors?
A:    Shareholders and other interested persons may communicate with the full Board of Directors, a specified Committee of the Board of Directors or a specified individual member of the Board of Directors in writing by mail addressed to Albemarle Corporation, 4250 Congress Street, Suite 900, Charlotte, North Carolina 28209, Attention: Chair of the Nominating & Governance Committee or by electronic mail at governance@albemarle.com. The Chair of the Nominating & Governance Committee and his or her duly authorized agents are responsible for collecting and organizing shareholder communications. Absent a conflict of interest, the Chair of the Nominating & Governance Committee is responsible for evaluating the materiality of each shareholder communication and determining whether further distribution is appropriate, and, if so, whether to (i) the full Board of Directors, (ii) one or more Committee members, (iii) one or more Board members, and/or (iv) other individuals or entities.
Q22:    How will the Annual Meeting be conducted?
A:    The chairperson of the Annual Meeting (as determined in accordance with our Bylaws) will preside over the Annual Meeting and make any and all determinations regarding the conduct of the Annual Meeting. Please note that seating is limited and will be available on a first-come, first-served basis. Cameras, recording devices, and other electronic devices are not permitted at the Annual Meeting. No items will be allowed into the Annual Meeting that might pose a concern for the safety of those attending. Additionally, to attend the Annual Meeting you will need to bring identification and proof sufficient to us that you were a shareholder of record as of the Record Date or that you are a duly authorized representative of a shareholder of record as of the Record Date.

SHAREHOLDER PROPOSALS
Under applicable regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2022 annual meeting of shareholders must present such proposal to our Secretary at our principal office at Albemarle Corporation, 4250 Congress Street, Suite 900, Charlotte, North Carolina 28209, not later than 120 calendar days before March 23, 2022, or November 23, 2021 (unless the date of the 2022 annual meeting of shareholders is changed by more than 30 days from the one year anniversary date of the 2021 annual meeting of shareholders, in which case the deadline is a reasonable time before the Company begins to print and send its proxy materials), in order for the proposal to be considered for inclusion in our 2022 Proxy Statement.
Our Bylaws provide that for a nomination or other business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company and any such proposed business other than the nominations of persons for election to the Board must constitute a proper matter for shareholder action.
To be timely, a shareholder’s notice relating to matters other than proposals for the Company to include in its proxy statement one or more directors nominated by a shareholder shall be delivered to the Secretary at the principal executive offices of the Company no later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by such shareholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The public announcement of an adjournment or postponement of an annual meeting does not commence a new time period, or extend any time period, for the giving of a shareholder’s notice as described above.
A shareholder, or group of up to 20 shareholders, that has owned continuously for at least three years shares of Albemarle stock representing an aggregate of at least 3% of our outstanding shares, may nominate and include in the Company’s proxy materials director nominees constituting up to 20% of the Board, provided that the shareholder(s) and nominee(s) satisfy the requirements in our Bylaws. Notice of proxy access director nominees must be received by the Secretary at the principal executive offices of the Company not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the anniversary date of the immediately preceding mailing date for the notice of annual meeting of shareholders.
To be in proper form, a shareholder’s notice to the Secretary must set forth, as to the shareholder giving the notice, the information required pursuant to our Bylaws. The Company may also require shareholders to furnish additional information. The requirements found in our Bylaws are separate from, and in addition to, the requirements of the SEC that a shareholder must meet to have a proposal included in our Proxy Statement.

CERTAIN MATTERS RELATING TO PROXY MATERIALS
AND ANNUAL REPORTS
Notice and Access
We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. We believe that providing our proxy materials over the Internet increases the ability of our shareholders to connect with the information they need, while reducing the environmental impact associated with the printing and delivery of materials. If you want more information, please see “Questions and Answers about this Proxy Statement and the Annual Meeting” beginning on page 69.
Electronic Access of Proxy Materials and Annual Reports
This Proxy Statement and the 2020 Annual Report are available on our Internet website at www.albemarle.com (see Investors/Financials/Annual Reports). Shareholders can elect to access future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Providing these documents over the Internet will reduce our printing and postage costs and the number of paper documents shareholders would otherwise receive. We will notify shareholders who consent to accessing these documents over the Internet when such documents will be available. Once given, a shareholder’s consent will remain in effect until such shareholder revokes it by notifying us otherwise at Attn: Corporate Secretary, Albemarle Corporation, 4250 Congress Street, Suite 900, Charlotte, North Carolina 28209. Shareholders of record voting by mail can choose this option by marking the appropriate box on the proxy, and shareholders of record voting by telephone or over the Internet can choose this option by following the instructions provided by telephone or over the Internet, as applicable. Beneficial owners whose shares are held in “street name” should refer to the information provided by the institution that holds such beneficial owner’s shares and follow the instructions on how to elect to access future proxy statements and annual reports over the Internet, if this option is provided by such institution. Paper copies of these documents may be requested by writing us at Investor Relations, Albemarle Corporation, 4250 Congress Street, Suite 900, Charlotte, North Carolina 28209 or by telephoning 980.299.5700.
“Householding” of Proxy Materials and Annual Reports for Record Owners
The SEC rules permit us, with your permission, to deliver a single copy of the Notice and, if applicable, the proxy statement and annual report to any household at which two or more shareholders of record reside at the same address. Each shareholder will continue to be able to access and receive separate proxy cards. This procedure, known as “householding,” reduces the volume of duplicate information you receive and helps to reduce our expenses.
Shareholders of record voting by mail can choose this option by marking the appropriate box on the proxy included with the Notice and shareholders of record voting by telephone or over the Internet can choose this option by following the instructions provided by telephone or over the Internet, as applicable. Once given, a shareholder’s consent will remain in effect until such shareholder revokes it by notifying our Secretary as described above. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. Shareholders of record who elect to participate in householding may also request a separate copy of future proxy statements and annual reports by contacting our Investor Relations department as described above.
Separate Copies for Beneficial Owners
Institutions that hold shares in “street name” for two or more beneficial owners with the same address are permitted to deliver a single copy of the Notice and, if applicable, the proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of the Notice (and, if applicable, this Proxy Statement or the 2020 Annual Report) by contacting our Investor Relations department as described above. Beneficial owners with the same address who receive more than one copy of the Notice (or, as applicable, of this Proxy Statement and the 2020 Annual Report) may request delivery of a single copy of the Notice (or, as applicable, the Proxy Statement and the 2020 Annual Report) by contacting our Investor Relations department as described above.

OTHER MATTERS
The Board of Directors is not aware of any matters to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. However, if any other matters properly come before the Annual Meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.
By Order of the Board of Directors

Karen G. Narwold, Secretary

March 23, 2021
***********

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting to Be Held on Tuesday, May 4, 2021.
This Proxy Statement and the 2020 Annual Report are both available free of charge at our Internet website at www.albemarle.com (see Investors/Financials/Annual Reports). The 2020 Annual Report is not incorporated by reference into this Proxy Statement and shall not be considered a part of this Proxy Statement or soliciting materials, unless otherwise specifically stated herein. Upon request, we will provide shareholders with paper copies of this Proxy Statement and the 2020 Annual Report, without charge. Requests should be directed to our Investor Relations department as described below:
Albemarle Corporation
4250 Congress Street
Suite 900
Charlotte, NC  28209
Attention: Investor Relations
We make available free of charge through our Internet website www.albemarle.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as reports on Forms 3, 4, and 5 filed pursuant to Section 16 of the Exchange Act, as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the Securities and Exchange Commission (the “SEC”). The information on our Internet website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.

ALBEMARLE

ALBEMARLE CORPORATION
4250 CONGRESS STREET
CHARLOTTE, NORTH CAROLINA 28209

Vote 24 hours a day, 7 days a week!

VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 3, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903
Use any touch tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 3, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it, in the postage-paid envelope we have provided or return it to Albemarle Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Ballots must be received by May 3, 2021 in order for your vote to be counted.

If you vote by telephone or Internet, please do not send your proxy by mail.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE
Albemarle Corporation (the "Company") provides its annual reports and proxy solicitation materials, including notices to shareholders of annual meetings and proxy statements, over the Internet. If you give your consent to access these documents over the Internet, the Company will advise you when these documents become available on the Internet. Providing these documents over the Internet will reduce the Company's printing and postage costs. Once you give your consent, it will remain in effect until you notify the Company that you wish to resume mail delivery of annual reports and proxy solicitation materials. Even though you give your consent, you still have the right at any time to request copies of these documents.

To give your consent, mark the box located on the attached card below if voting by mail or respond to the prompts if voting by telephone or the Internet.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D42354-P50164

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALBEMARLE CORPORATION

The Board of Directors recommends you vote FOR proposals 1 and 3 and FOR each of the nine nominees in proposal 2:

		For	Against	Abstain
1.	To approve the non-binding advisory resolution approving the compensation of our named executive officers.	☐	☐	☐
2.	To elect the nine nominees named below to the Board of Directors to serve for the ensuing year or until their successors are duly elected and qualified.			
	Nominees:			
2a.	Mary Lauren Brlas	☐	☐	☐
2b.	J. Kent Masters, Jr.	☐	☐	☐
2c.	Glenda J. Minor	☐	☐	☐
2d.	James J. O'Brien	☐	☐	☐
2e.	Diarmuid B. O'Connell	☐	☐	☐
2f.	Dean L. Seavers	☐	☐	☐
2g.	Gerald A. Steiner	☐	☐	☐
2h.	Holly A. Van Deursen	☐	☐	☐
2i.	Alejandro D. Wolff	☐	☐	☐

		For	Against	Abstain
3.	To ratify the appointment of PricewaterhouseCoopers LLP as Albemarle's independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐
Please indicate if you wish to access annual reports and proxy solicitation materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.	☐	☐

Please sign name exactly as it appears on the stock certificate. Only one of several joint owners or co-owners need sign. Fiduciaries should give full title below.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Albemarle Corporation's Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D42355-P50164

Albemarle Corporation
Proxy for Annual Meeting of Shareholders to be held on Tuesday, May 4, 2021

The undersigned hereby appoints J. Kent Masters, Jr. and Karen G. Narwold, or either of them, with full power of substitution in each case, as proxies to vote all shares of the undersigned in Albemarle Corporation at the Annual Meeting of Shareholders to be held May 4, 2021, and at any and all adjournments or postponements thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. **If no direction is made, this Proxy will be voted FOR all nominees, FOR Proposals 1 and 3, and in the discretion of the proxy holders on any other matters that may properly come before the meeting or any and all adjournments or postponements thereof.**

Continued and to be signed on reverse side